Exhibit 10.71
FORMATION AND TRANSFER AGREEMENT
     THIS FORMATION AND TRANSFER AGREEMENT (this “Agreement”) is made, entered into and effective as of the 29th day of December, 2011 by and among Cyprus Creek Land Resources, LLC, a Delaware limited liability company with principal offices at 701 Market Street, Suite 798, St. Louis, Missouri 63101 (“Cyprus”) and Cyprus Creek Land Company, a Delaware corporation with its offices at 701 Market Street, Suite 772, St. Louis, Missouri 63101; and Armstrong Coal Company, Inc., a Delaware corporation with principal offices at 7733 Forsyth Boulevard, Suite 1625, St. Louis, Missouri 63105 (herein “Armstrong”), and Western Land Company, LLC, a Kentucky limited liability company with its office at 407 Brown Road, Madisonville, Kentucky 42431.
RECITALS
     A. Cyprus and Armstrong desire to form a limited liability company under the laws of the State of Delaware and intend to enter into a Certificate of Formation and a Limited Liability Company Agreement, as described herein (collectively, the “Organization Documents”), to form the proposed limited liability company under the name Survant Mining Company, LLC (herein the “Company”). The parties acknowledge and ratify the filing of the Certificate of Formation for the Company on November 29, 2011 with the Secretary of State of Delaware.
     B. Cyprus and Armstrong desire to set out in this Agreement the documents and procedures to be taken in connection with the formation of the Company and the fulfillment of the initial capital contributions and scheduled capital contributions to the Company as further described in the Organization Documents.
     C. The parties to this Agreement further desire to set out in this Agreement (i) certain conditions to the closing of the formation of the Company and the completion of the initial capital contributions and scheduled capital contributions, and (ii) certain other terms, provisions, representations and warranties relating to the formation of the Company and the assets comprising the initial capital contributions and scheduled capital contributions to the Company.
     D. Cyprus Creek Land Company is an affiliate of Cyprus and desires to join in the execution of this Agreement for the purpose of acknowledging its agreement to join in the execution of the Conveyance Documents.
     E. Western Land Company, LLC is an affiliate of Armstrong and desires to join in the execution of this Agreement for the purpose of acknowledging its agreement to join in the execution of the Conveyance Documents. Pursuant to Section 4 of that certain Royalty Deferment and Option Agreement dated October 11, 2011, Western Mineral Development, LLC is contractually obligated to quitclaim its interests in the Armstrong Assets to Western Land Company, LLC.
AGREEMENT
     In consideration of the foregoing Recitals which are incorporated herein, the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
12/28/11

     1. Definitions. As used herein, the following terms shall have the following meanings:
          1.1 Agreement: This Formation and Transfer Agreement, including all exhibits hereto.
          1.2 Armstrong: Armstrong Coal Company, Inc., a Delaware corporation.
          1.3 Armstrong Assets: As defined in Section 4.2.
          1.4 Armstrong Representations and Warranties: As defined in Section 9.
          1.5 Closing: As defined in Section 8.
          1.6 Closing Agenda: As defined in Section 7.
          1.7 Closing Date: As defined in Section 8.
          1.8 Closing Documents: As defined in Section 7.
          1.9 Company: Survant Mining Company, LLC, a Delaware limited liability company to be formed pursuant to the terms of this Agreement.
          1.10 Conveyance Documents: The deeds, leases, subleases, agreements and instruments listed on Schedule 1 attached hereto, substantially in the forms attached hereto but with such modifications that are reasonably requested by either party that do not alter in any material respect the nature or extent of the Scheduled Capital Contributions or the substantive rights of the parties pursuant to the Organization Documents.
          1.11 Cyprus: Cyprus Creek Land Resources, LLC, a Delaware limited liability company.
          1.12 Cyprus Assets: As defined in Section 4.1.
          1.13 Cyprus Representations and Warranties: As defined in Section 10.
          1.14 Indemnity Claim: As defined in Section 11.2.
          1.15 Initial Capital Contributions: The Initial Capital Contributions described in Section 4.
          1.16 Members: Cyprus and Armstrong and their respective successors, if any, under the Organization Documents.
          1.17 Notices: As defined in Section 13.7.
          1.18 Organization Documents: As defined in Recital A.
          1.18 Scheduled Capital Contributions: The Scheduled Capital Contributions described in Section 4.

     2. Formation of the Company. Subject to the terms and conditions of this Agreement, Cyprus and Armstrong hereby agree to form the Company under the laws of the State of Delaware, and further agree to make their respective Initial Capital Contributions and Scheduled Capital Contributions to the Company as described in Section 4. The Company shall be established upon the execution of the Limited Liability Company Agreement attached hereto as Exhibit A. The terms of the Organization Documents shall govern the rights, interests, duties and obligations of the Members relative to the Company, and shall govern over any conflicting provisions contained in this Agreement.
     3. Members’ Interest in the Company. Upon the Closing and formation of the Company, Armstrong shall have a member interest in the Company of 51% and Cyprus shall have a member interest in the Company of 49%, as further set forth in, and governed by the terms of, the Limited Liability Company Agreement.
     4. Initial Capital Contributions and Scheduled Capital Contributions to the Company. Subject to the terms and provisions of this Agreement and upon the fulfillment of the conditions precedent set out or described in Section 6 and the execution of the Organization Documents by both Members, (a) each Member shall, upon execution of the Organization Documents by both members, make its initial capital contribution to the Company of $30,000.00 in cash (the “Initial Capital Contributions”), and (b) on the milestone dates set forth in the “Contribution Schedule” attached as Exhibit A to the Limited Liability Company Agreement (the “Contribution Schedule”), each Member shall make their respective additional contributions of property as indicated in the Contribution Schedule (collectively, the “Scheduled Capital Contributions”).
          4.1 Scheduled Capital Contribution by Cyprus. Cyprus shall contribute to the Company, by means of the applicable Conveyance Documents, those assets, agreements and interests in real property described on the Contribution Schedule (“Cyprus Assets”), consisting primarily of coal reserves and property rights located in Muhlenberg County, Kentucky. The parties agree that the fair market value of the Cyprus Assets is $44,492,000.00. Cyprus Creek Land Company hereby agrees to join in the execution of the Conveyance Documents.
          4.2 Scheduled Capital Contribution by Armstrong. Armstrong shall contribute to the Company, by means of the applicable Conveyance Documents, those assets, agreements and interests in real property described on the Contribution Schedule (the “Armstrong Assets”). The parties agree that the fair market value of the Armstrong Assets is $46,308,000.00. Western Land Company, LLC hereby agrees to join in the execution of the Conveyance Documents.
     5. Closing. The Closing of the transactions contemplated by this Agreement shall be conducted in accordance with Section 8 hereto and the operations of the Company shall commence as of the Closing Date.
     6. Conditions Precedent to Formation. The obligations of both Cyprus and Armstrong to execute (or cause the execution of) the Organization Documents and make, or cause to be made, the Initial Capital Contributions and complete the other transactions described in this Agreement are subject to the completion of all of the items comprising the Closing Agenda, or the mutual waiver by Cyprus and Armstrong of completion of any items not so completed. It is a further condition each party’s obligation to close the transactions set forth in this Agreement that all representations and warranties made by the other party in Subsection 9 and 10 respectively remain true and accurate as of the Closing Date.
     7. Closing Agenda. The contribution by the Company Members of their respective Initial Capital Contributions, and the completion of the other transactions set forth herein, shall be effected by the execution and delivery of all the documents listed on Schedule 7 to this Agreement and such other documents as are necessary or desirable in connection therewith or which are otherwise referred to in this Agreement (the “Closing Documents”). The Closing Documents shall be in form and substance acceptable to both Cyprus and Armstrong and shall be consistent with the terms of this Agreement. Cyprus and Armstrong acknowledge that included within the Closing Documents are certain third-party consents, certificates, opinions and approvals. The parties agree to cooperate and proceed diligently with the acquisition of such third-party items, but do not waive the requirement that all Closing Documents, including the third-party consents listed in the Closing Documents, be obtained or be hereafter waived in writing by Cyprus and Armstrong as a condition to Closing. All of the activities described in this Section 7 are collectively described as the “Closing Agenda.”
     8. Closing Date. The parties shall proceed diligently with the preparation of the Closing Documents, and the fulfillment of the other conditions precedent set out in Section 6, so that the formation and effectiveness of the Company, and the completion of the Initial Capital Contributions by the Company Members (collectively, the “Closing”) occurs on or prior to December 29th, 2011 (the “Closing Date”). If the Closing does not occur by the Closing Date for any reason, and the Closing is not extended by the mutual agreement of Cyprus and Armstrong, then this Agreement shall terminate and be null and void and of no further force or effect.
     9. Representation and Warranties of Armstrong. Armstrong hereby represents and warrants to Cyprus as follows, which representations and warranties constitute a material inducement to Cyprus’s entering into this Agreement, and performing hereunder, including, without limitation, making its Initial Capital Contribution and Scheduled Capital Contributions. The representations and warranties of Armstrong set forth herein or in any of the Closing Documents (collectively the “Armstrong Representations and Warranties”) shall be deemed to be remade as of the Closing and shall survive the Closing, including the execution and delivery of the Closing Documents.
          9.1 Due Organization. Armstrong is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the power and authority to own its property and carry on its business as owned and carried on as of the date hereof.
          9.2 Due Authorization. Armstrong has the requisite power and authority to execute and deliver this Agreement and the Closing Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the Closing Documents to which Armstrong is a party have been duly authorized by Armstrong. This Agreement has been, and the Closing Documents when executed and delivered by Armstrong will be, duly executed and delivered by Armstrong. This Agreement constitutes, and the Closing Documents when so executed shall constitute, the legal, valid and binding obligations of Armstrong enforceable in accordance with their respective terms.

          9.3 No Conflict with Restrictions; No Default. Neither the execution, delivery or performance of this Agreement or the Closing Documents by Armstrong shall: (i) conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which are applicable to Armstrong; (ii) conflict with or violate any of the terms, conditions or provisions of the certificate of incorporation of Armstrong; or (iii) result in the creation or imposition of any lien upon the Company (except the pledge of members interests in favor of PNC Bank, as contemplated in the Limited Liability Company Agreement) or any of the Armstrong Assets.
          9.4 Governmental Authorizations and Third-Party Consents. There is no registration, declaration or filing with, or consent, approval, license, permit or authorization or order by any governmental or regulatory authority, domestic or foreign, or by any third party which is required in connection with the valid execution, delivery and acceptance by Armstrong of this Agreement or the Closing Documents that has not been obtained.
          9.5 Permittee Status. Armstrong represents and warrants that, to Armstrong’s knowledge, neither it nor any of its owners, nor any entity owned or controlled by any of its owners, has been notified by any state or federal agency that any of the entities listed above is ineligible to receive coal mining permits in any state.
          9.6 Litigation. Except as disclosed on Schedule 9.6 to this Agreement, there are no claims, actions, suits, proceedings or investigations pending before or being conducted by any court, government officer or agency, or arbitrator relating to Armstrong which could reasonably be expected to materially affect Armstrong’s ability to enter into this Agreement, to complete the actions contained in the Closing Agenda, or to make its Initial Capital Contribution. To the best of the knowledge of Armstrong, no such claims, actions, suits, proceedings or investigations are threatened.
     10. Representation and Warranties of Cyprus. Cyprus hereby represents and warrants to Armstrong as follows, which representations and warranties constitute a material inducement to Armstrong entering into this Agreement and making its Initial Capital Contribution and Scheduled Capital Contributions. The representations and warranties of Cyprus set forth herein or in any of the Closing Documents (collectively the “Cyprus Representations and Warranties”) shall be deemed to be remade as of the Closing and shall survive the Closing, including the execution and delivery of the Closing Documents.
          10.1 Due Formation. Cyprus is a Delaware limited liability company and has the power and authority to own its property and carry on its business as owned and carried on as of the date hereof.
          10.2 Due Authorization. Cyprus has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement has been duly authorized by its sole member. This Agreement has been, and the Closing Documents when authorized, executed and delivered by Cyprus will have been, duly executed and delivered by Cyprus. This Agreement constitutes, and the Closing Documents when so executed shall constitute, the legal, valid and binding obligations of Cyprus enforceable in accordance with their respective terms.
          10.3 No Conflict With Restrictions; No Default. Neither the execution, delivery or performance of this Agreement or the Closing Documents by Cyprus shall: (i) conflict with,

violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which are applicable to Cyprus; (ii) conflict with or violate any of the terms, conditions or provisions of the organizational agreements of Cyprus; or (iii) result in the creation or imposition of any lien upon the Company or any of the Cyprus Assets.
          10.4 Governmental Authorizations and Third-Party Consents. There is no registration, declaration or filing with, or consent, approval, license, permit or authorization or order by any governmental or regulatory authority, domestic or foreign, or by any third party which is required in connection with the valid execution, delivery or acceptance by Cyprus of this Agreement or the Closing Documents that has not been obtained.
          10.5 Permittee Status. Cyprus represents and warrants that, to its knowledge, neither it nor any of its owners, nor any entity owned or controlled by any of its owners, has been notified by any state or federal agency that any of the entities listed above is ineligible to receive coal mining permits in any state.
          10.6 Litigation. Except as disclosed on Schedule 10.6 to this Agreement, there are no claims, actions, suits, proceedings or investigations pending before or being conducted by any court, government officer or agency, or arbitrator relating to Cyprus which could reasonably be expected to materially affect Cyprus’s ability to enter into this Agreement, to complete the actions contained in the Closing Agenda, or to make its Initial Capital Contribution. To the best of the knowledge of Cyprus, no such claims, actions, suits, proceedings or investigations are threatened.
     11. Indemnification. In addition to any other indemnity obligations set out in this Agreement, Armstrong hereby agrees to indemnify and hold Cyprus harmless, and Cyprus hereby agrees to indemnify and hold Armstrong harmless, from and against any and all claims, demands, suits, proceedings, judgments, losses, liabilities, damages, costs and expenses of every kind and nature (including, but not limited to, reasonable attorneys’ fees and any and all related litigation costs and expenses as a consequence of any such proceedings described in this Section 11), imposed upon or incurred by the indemnified party as a result of or in connection with (i) any misrepresentation or breach of warranty or failure of any of the representations and warranties made by the indemnifying party in or pursuant to this Agreement (or any Closing Document) to have been true and complete in all material respects as of the Closing (“Representation Indemnity Claim”) or (ii) any breach of any covenant or agreement of the indemnifying party set forth herein or in any of the Closing Documents (“Covenant Indemnity Claim”; Representation Indemnity Claims and Covenant Indemnity Claims are collectively referred to as “Indemnity Claims”).
          11.1 Notice of Indemnity Claim. If a party intends to assert an Indemnity Claim, it shall provide the other party with written notice of such Indemnity Claim promptly after the facts providing the basis for such Indemnity Claim are known. No Representation Indemnity Claim may be asserted after 18 months from the Closing Date, but any Representation Indemnity Claim made prior to 18 months from the Closing Date shall remain valid and enforceable. Except for statutes of limitation under applicable law, there are no time limits for Covenant Indemnity Claims. An Indemnity Claim notice shall set forth, in detail, the specific character and factual basis for each individual Indemnity Claim asserted therein. At the time the Indemnity Claim is made and thereafter, any party asserting the Indemnity Claim shall provide the other party with copies of any materials in its possession describing the facts or containing information providing the basis for the Indemnity Claim. If the indemnity Claim involves a claim by a third party, the party against which the Indemnity Claim is asserted may assume, at its sole expense, the defense of the claim by the third party if such party against which the Indemnity Claim is asserted agrees in writing with respect to such Indemnity Claim that it is obligated hereunder to indemnify and hold the party asserting the Indemnity Claim harmless in accordance with the terms of this Section 11.1. The failure of the party against which the Indemnity Claim is asserted to assume the defense of any such claim shall not affect any indemnification obligation under this Agreement.
     12. Brokers. Each party hereto hereby represents and warrants to the other parties hereto that there are no claims for brokerage or other commissions or finders or other similar fees as of the date hereof in connection with the transactions contemplated by this Agreement. Each party hereto hereby agrees to indemnify and hold harmless the other party and the Company from and against all liabilities, costs, damages, and expenses from any such claim resulting from its action.
     13. Miscellaneous.
          13.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky.
          13.2 Entire Agreement; Modification. This Agreement and the Closing Documents constitute the entire agreement of the parties hereto pertaining to the subject matter hereof and supersede any previously written or oral discussions or representations. No supplement, modification or waiver (except as provided herein relative to conditions precedent) of this Agreement or the Closing Documents, or any provision hereof or thereof, shall be binding unless in writing and executed by the parties.
          13.3 No Third-Party Beneficiaries. Nothing in this Agreement shall entitle any person other than the parties named in and executing this Agreement to any claim, cause of action, remedy or right of any kind except that the Company shall be beneficiaries of this Agreement.
          13.4 Expenses. Except as set forth below, each party shall be liable for its own expenses in connection with the preparation and performance of this Agreement, the Closing Documents, and the acquisition of government approvals for the Closing.
          13.5 Assignment. This Agreement may not be assigned, in whole or in part, by any party without the consent of the other parties. Any attempted assignment without the consent of all parties shall be void. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.
          13.6 Further Assurances. The parties hereto shall take such further actions and execute such further documents after the Closing as may be required to fulfill the intentions of the parties expressed herein and in the Closing Documents relative to the formation of the Company and the Initial Capital Contributions and Scheduled Capital Contributions.

          13.7 Notices. All notices, consents, elections, requests, reports, demands and other communications hereunder (collectively, “Notices”) shall be in writing and shall be personally delivered or mailed by registered or certified mail, postage prepaid and addressed as follows:

Cyprus Creek Land Resources, LLC	Armstrong Coal Company, Inc.
701 Market Street, Suite 708	7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri 63101	St. Louis, Missouri 63105

Armstrong Energy, Inc.
Attn: Martin D. Wilson, President
7733 Forsyth Boulevard, Suite 1625
St. Louis, Missouri 63105
or to such other address or to such other person as any party hereto shall have last designated by notice to the other party in accordance with the foregoing. All such Notices shall be effective as of the date received by the addressee. If such addressee refuses to accept delivery of any such Notice, such Notice shall be deemed to have been delivered on the date of such refusal.
          13.8 Survival. The terms of this Agreement shall survive the closing and the formation of the Company.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and date first above written.

CYPRUS CREEK LAND RESOURCES, LLC

By:	/s/ T.L. Bethel

Its:	VP

CYPRUS CREEK LAND COMPANY

By:	/s/ T.L. Bethel

Its:	VP

ARMSTRONG COAL COMPANY, INC.

By:	/s/ Martin D. Wilson

It:	President

WESTERN LAND COMPANY, LLC

By:	/s/ Martin D. Wilson

It:	Manager

Schedule 7
TO
FORMATION AND TRANSFER AGREEMENT
1.	Execution of Organization Documents
-	Certificate of Formation

-	Limited Liability Company Agreement
2.	Execution of the Company agreements
-	the Management Agreement (attached hereto as Appendix 1)

-	the Sales Representation Agreement (attached hereto as Appendix 2)

Schedule 9.6
TO
FORMATION AND TRANSFER AGREEMENT

Schedule 10.6
TO
FORMATION AND TRANSFER AGREEMENT

Exhibit A
NOTICE: THIS AGREEMENT CONTAINS AN ARBITRATION PROVISION
SURVANT MINING COMPANY, LLC
LIMITED LIABILITY COMPANY AGREEMENT
(THE OPERATING AGREEMENT)
     THIS LIMITED LIABILITY COMPANY AGREEMENT, also called the “Operating Agreement” (collectively herein, the “Agreement”) effective as of the __ day of December, 2011, is entered into by and among Cyprus Creek Land Resources, LLC (“Cyprus”) and Armstrong Coal Company, Inc. (“Armstrong”).
     WHEREAS, the Members (hereafter defined) desire to form a limited liability company under the laws of the State of Delaware to be known as Survant Mining Company, LLC (the “Company”) for the purposes set out in this Agreement, and to carry on such other legally permissible business and activities as the Company, in accordance with applicable laws and this Limited Liability Company Agreement, shall determine from time to time;
     WHEREAS, the Members desire to enter into this Limited Liability Company Agreement to govern the conduct of the business and affairs of the Company and to set forth the understanding of the Members regarding all other matters concerning the Company which may be covered in a Limited Liability Company Agreement;
     NOW, THEREFORE, in consideration of mutual promises and covenants contained herein and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:
     1. Certain Definitions.
          When used herein, the following terms shall have the meanings set forth below:
          1.1 “Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18 of the Delaware Code (as amended). All references herein to specific sections of the Act shall be deemed to refer to the corresponding provisions of succeeding law.
          1.2 “Affiliate” means: (i) any Person which, directly or indirectly, is in Control of, is Controlled by or is under common Control with the party for whom an affiliate is being determined; or (ii) any Person who is a director or officer (or comparable position) of any Person described in clause (i) above or of the party for whom an affiliate is being determined.
          1.3 “Agreement” means this Limited Liability Company Agreement as the same may be amended and supplemented from time to time.
          1.4 “Armstrong” means Armstrong Coal Company, Inc., a Delaware corporation.
          1.5 “Available Cash” means all cash determined by the Managing Member to be available to the Company for distribution to the Members after the payment of all current expenses and other liabilities then due, establishing reserves for capital improvements, working capital needs, contingent liabilities and unforeseen contingencies, all determined reasonably and in good faith by the Managing Member.
          1.6 “Board of Managers” has the meaning set forth in Section 7.1.

          1.7 “Capital Expenditure” means all expenditures (excluding interest capitalized during construction) which must be capitalized under generally accepted accounting principles (GAAP).
          1.8 “Certificate” means the Certificate of Formation, and all amendments thereto, executed and filed pursuant to applicable laws and the terms of this Agreement.
          1.9 “Change of Control,” with respect to Armstrong, means any transfer or other action that results in (a) Armstrong ceasing to be Controlled, directly or indirectly, by the Yorktown Parties unless as a result of an initial or secondary public offering of stock, (b) any Person, other than the Yorktown Parties or Persons Controlled by the Yorktown Parties, acquiring a 50% or greater ownership interest, directly or indirectly, in Armstrong, or (c) any private or public company or entity primarily engaged in the business of coal mining gaining Control, directly or indirectly, over Armstrong or over Yorktown Parties that have Control over Armstrong. “Change of Control,” with respect to a Member other than Armstrong, means any transfer or other action that results in such Member ceasing to be Controlled, directly or indirectly, by the same Persons or an Affiliate of the Persons who Controlled such Member as of the date of such Member’s admission to the Company.
          1.10 “Closing” means the execution of the Operating Agreement, Management Agreement, Sales Representation Agreement and the contributions of initial capital as set forth in Milestone I of Exhibit A hereto by Cyprus and Armstrong,
          1.11 “Closing Date” means the date set for the Closing.
          1.12 “Code” means the Internal Revenue Code of 1986, as amended. All references herein to specific sections of the Code shall be deemed to refer also to the corresponding provisions of succeeding law.
          1.13 “Company” means Survant Mining Company, LLC, a Delaware limited liability company,
          1.14 “Company Minimum Gain” has the same meaning as the phrase “Partnership minimum gain” as set forth in treasury regulation § 1,704-2(d),
          1.15 “Consideration Period” has the meaning set forth in Section 8.3(a).
          1.16 “Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity interests, by contract or otherwise and either alone or in conjunction with others.
          1.17 “Cyprus” means Cyprus Creek Land Resources, LLC, a Delaware limited liability company,
          1.18 “Deficit Capital Account” means with respect to any Member, the deficit balance, if any, in such Member’s capital account as of the end of the taxable year, after giving effect to the following adjustments:
     (a) credit to such capital account that amount which such Member is obligated to restore under Section 1.704-1 (b)(2)(ii)(c) of the treasury regulations, as well as any addition thereto pursuant to the next to last sentence of treasury regulation §§1.704-2(g)(l) and (i)(5), after taking into account thereunder any changes during such year in Partnership (Company) Minimum Gain (as determined in accordance with treasury regulation § 1.704-2(d) and in the minimum gain attributable to any Partner (Member) for nonrecourse debt (as determined under treasury regulation §l,704-2(i)(3); and
(b) debit to such capital account items described in treasury regulation §§1.704-l(b)(2)(ii)(d)(4), (5) and (6).
          The definition of Deficit Capital Account is intended to comply with the provisions of treasury regulations §§1.704-l(b)(2)(ii)(d) and 1,704-2, and will be interpreted consistently with those provisions.
          1.19 “Designated Representative” has the meaning set forth in Section 6.8(d).
          1.20 “Distributional Interest” has the meaning set forth in Section 8.1,
          1.21 “Fair Value” has the meaning set forth in Section 8.7.
          1.22 “Fiscal Year” means the Company’s fiscal year which shall correspond to the calendar year, except that (i) the Company’s first fiscal year shall commence on the date of the filing of the Certificate and (ii) such term shall also include any period for which the Company is required to allocate net profits, net losses and other items of Company income, gain, loss or deduction pursuant to this Agreement or the Code.
          1.23 “Foreclosure Assignment” has the meaning set forth in Section 8.7.
          1.24 “Indemnitee” shall mean (i) any Manager, (ii) any Managing Member, (iii) any Member, or (iv) any officer, director, employee, agent, stockholder, member or partner of the Company, or a Member.
          1.25 “Lender” has the meaning set forth in Section 8.1.
          1.26 “Lender Interest Holder” has the meaning set forth in Section 8.7.
          1.27 “Lien” means any mortgage, deed of trust, security agreement, pledge, hypothecation, assignment, deposit arrangement, lien (statutory or otherwise), security interest, financing statement, overriding royalty agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement,
          1.28 “Major Decisions” shall mean those acts and decisions described in the subsections of Section 7.4.
          1.29 “Managing Member” shall have the meaning set forth in Section 7.2.
          1.30 “Manager” and “Managers” shall have the meanings set forth in Section 7.1.
          1.31 “Member Interest” shall include any and all rights of a Member under this Agreement, the Act and other applicable law, including without limitation all Distributional Rights, economic rights, voting and consent rights, notice rights, contract rights and management rights.

          1.32 “Member Loan” means any loan to the Company by a Member.
          1.33 “Member Nonrecourse Debt Minimum Gain” has the same meaning as the phrase “Company nonrecourse debt minimum gain” as set forth in treasury regulation §1.704-2(i).
          1.34 “Member Nonrecourse Deduction” has the same meaning as the phrase “Survant nonrecourse deduction” as set forth in treasury regulation §1.704-2(i).
          1.35 “Member Nonrecourse Loan” means a loan made to, or credit arrangement for the benefit of, the Company by a Member or by any person related to a Member (as defined in treasury regulation § 1,752-4(b)) which by its terms exculpates the Members from personal liability on the debt, but under which such Member or related person bears the ultimate economic risk of loss within the meaning of treasury regulation §1.752-2.
          1.36 “Member” means any Person who becomes a Member in the Company as provided herein, initially Cyprus and Armstrong.
          1.37 “Non-Managing Member” has the meaning set forth in Section 6.6(e).
          1.38 “Offer Price” has the meaning set forth in Section 8.7.
          1.39 “Percentage Interest” means 51% for Armstrong and 49% for Cyprus, unless adjusted in accordance with Section 3.3.
          1.40 “Person” means any individual, limited liability company, limited liability partnership, partnership, corporation, trust or other person or entity.
          1.41 “Profit Distribution Share” shall mean 50% for each Member without regard to each Member’s Percentage Interest; provided, however, that if the Members’ Percentage Interests are ever adjusted pursuant to the provisions of Section 3.3, then, starting as of the date of such adjustment, the “Profit Distribution Share” for each Member shall be equal to the Percentage Interest of each Member.
          1.42 “Project” means the development of the Kentucky #8 seam of coal reserves identified on the map attached hereto as Exhibit B, located in Muhlenberg County, Kentucky.
          1.43 “Project Budget” means the pro forma revenue and expense statement for the Project approved by the Board of Managers in accordance with Section 7.4.
          1.44 “Right of First Offer” has the meaning set forth in Section 8.7.
          1.45 “Sale Period” has the meaning set forth in Section 8.7,
          1.46 “Subsidiary” means any Person, more than 50% of the voting securities of which, is owned (whether directly or indirectly through one or more Subsidiaries) by the Company.
          1.47 “Triggering Event” shall mean the occurrence of any of the following: (a) Armstrong resigns as the Managing Member, (b) Armstrong is removed from the Managing Member position by the Board of Managers acting upon the majority consent of all of the Managers, (c) Armstrong ceases to be a Member, (d) Armstrong files for bankruptcy, (e) the Management Agreement, referenced in Section 7.1, is terminated pursuant to its terms and conditions, (f) a Change of Control with respect to Armstrong occurs, (g)

the willful engaging by the Managing Member or its principals in gross misconduct materially or demonstrably injurious to the Company, (h) the conviction of the Managing Member or its principals of a felony involving fraudulent or dishonest conduct, or (i) the occurrence of a Foreclosure Assignment pursuant to Section 8.7,
          1.48 “Yorktown Parties” shall mean Yorktown Energy Partners VI, L.P., Yorktown Energy Partners VII, L.P., Yorktown Energy Partners VIII, L.P. and their Affiliates.
          1.49 Other Definitions. Unless otherwise provided in this Agreement, any other term used in this Agreement which is elsewhere defined in this Agreement shall have the same meaning as such term is respectively given by this Agreement. The definitions in this section shall apply equally to both the singular and plural forms of the terms defined.
     2. Organization.
          2.1 Formation. The Members hereby agree to form the Company and to associate themselves as Members of the Company. Accordingly, commensurate with the execution of this Agreement, the Members of the Company shall adopt the Certificate that was filed with the Office of the Delaware Secretary of State.
          2.2 Registered Office and Agent The initial registered office of the Company in Delaware shall be located at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Company’s primary business office shall be at 407 Brown Road, Madisonville, KY 42431, or such other location as may hereafter be determined by the Members. The Company’s registered agent for service of process in Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.
          2.3 Foreign Qualifications. Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Members shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Members, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. At the request of the Managing Member, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such other jurisdictions in which the Company may conduct business.
          2.4 Limited Liability Company. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.
          2.5 Term. The existence of the Company shall be perpetual, unless terminated or dissolved as set forth herein,
          2.6 Annual Reporting. Beginning with the first full calendar year following the year in which the Company is organized, the Company shall prepare and file with the Delaware Secretary of State an annual report as required by the Act or Delaware law.
     3. Capital Contributions, Member Loans, and Related Matters.

          3.1 Scheduled Capital. Contributions. At Closing, each Member shall make its initial capital contribution to the Company of $30,000.00 in cash and the Members shall, on the milestone dates set forth on Exhibit A attached hereto (the “Contribution Schedule”), make their respective additional contributions of property as indicated on the Contribution Schedule (collectively, the “Scheduled Capita! Contributions”), Notwithstanding any provision of this Agreement, neither Member is making any representation or warranty concerning the condition or quality of its properties being contributed hereunder, and neither Member shall be determined to have failed to remit its capital contribution or be liable to the Company or the other Member based on any subsequent determination that any portion of the Member’s capital contribution consisting of owned or leased real property is unable to be used, developed or mined for any reason or is not used, mined and/or developed for any reason or the Member’s title to any such property is found to be defective or the estimated tonnages of any coal reserves are determined to be inaccurate or due to any aspect of the condition, fitness or serviceability of any of the Equipment, Buildings, or other facilities described in Exhibit A hereto. All contributions, including but not limited to the surface properties, coal reserves, mining facilities, buildings and equipment described in Exhibit A and more particularly described in Exhibit D hereto, shall be contributed to Company free and clear of all liens and encumbrances, Each Member hereby represents and warrants to the other Member, that prior to entering into this Operating Agreement it has obtained all necessary consents, commitments and authorizations from any party holding current security interests in the properties that will be contributed to the Company pursuant to this Section 3.1 .Each Member shall make its contributions substantially in the same form of the conveyancing documents attached hereto and made a part hereof as Exhibit D.
          3.2 Additional Capital Contributions: Loans. Each Member acknowledges that, in addition to the foregoing, additional capital contributions will be required for the continued development and operation of the Company and each Member agrees to make the additional capital contributions in the amounts and at the times indicated on the Project Budget or the Contribution Schedule, as well as any additional capital contributions unanimously agreed to by the Board of Managers in a timely fashion. Any additional capital contributions to the Company shall be made in proportion to each Member’s Percentage Interest. In the event the Managing Member reasonably determines that additional cash is necessary in order to fund the Company’s operations in the ordinary course of business or to fund the cash needs in accordance with the approved Project Budget, but the Members do not unanimously agree on the amount of an additional capital contribution, the Managing Member shall have the right (but not the obligation), following reasonable notice to the other Members, to make a loan to the Company, and the terms of Section 3.3 applicable to the priority and repayment of Member Loans shall apply.
          3.3 Non-Compliance. In the event a Member (for the purposes of this Section 3.3 the “Non-Contributing Member”) fails to remit (i) its Scheduled Capital Contributions pursuant to Section 3.1, or (ii) its portion of any additional capital contribution unanimously agreed to by the Board of Managers, when due and such non-compliance is not cured within ten (10) days after written notice is delivered to the Non- Contributing Member by the other Member requesting that such funds be remitted to the Company, the other Member (for the purposes of this Section 3.3 the “Contributing Member”) may make the capital contribution or loan owed by the Non-Contributing Member and elect to treat such amount as an additional capita! contribution or as a Member Loan to the Company. Such election must be set forth in a written notice delivered to the Non-Contributing Member within thirty (30) days after the funds are contributed to the Company by the Contributing Member, on behalf of the Non-Contributing Member. If the written notice is not delivered within the thirty (30) day time period, the additional funds contributed to the Company shall be deemed a Member Loan by the Contributing Member to the Company. If the Contributing Member elects to treat the contribution as an additional capital contribution and provides written notice of election to the Non- Contributing Member, then the Percentage Interest of each Member shall be adjusted to reflect the percentage that each Member’s total capital contributions bear to the total of all capital contributions made to the Company. If such funds are classified as a Member Loan, the loan shall accrue interest at the prime rate posted by the lending institution at which the Company has its primary operating account, plus two (2) percentage points. AH Member Loans, whether made under this section, Section 3.2, or otherwise, shall be a priority and no distributions to the Members shall be made until such loan is repaid without the written consent of the Member who made the Member Loan.
          3.4 Withdrawal of Capital. The Members shall only be entitled to withdraw or to receive distributions of capital in accordance with the terms and conditions of this Agreement.
          3.5 Capital Accounts. A single capital account shall be maintained for each Member in accordance with the capital accounting rules of section 704(b) of the Code and the tax regulations thereunder (including treasury regulation 1.704(b)(2)(iv)), The capital account of each Member shall be credited with the fair market value of such Member’s capita! contributions, such Member’s distributive share of profits, income or gain, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member. The capital account of each Member shall be debited with the amount of cash and the value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of losses and expense, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.
          3.6 Revaluation of Capital Accounts. The capital accounts of the Members shall be adjusted to reflect revaluation of Company assets in all cases required by treasury regulation § 1.704-l(b) and in all optional circumstances to the extent allowed by treasury regulation § 1.704-l(b)(2)(iv)(f) unless the Board of Managers determines that such revaluation would not be beneficial or fair under the circumstances. If there is a revaluation under this Section 3.6, then the Company shall make special allocations consistent with the principles of Section 704(c) of the Code. In determining such allocations, the Company shall use the traditional method with curative allocations described in treasury regulation § 1,704~3(c) for any Contributed Asset.
     4. Allocations.
          4.1 Allocation of Profit Loss. Income, Gain. Deduction, and Credit. Subject to Section 4.2, profits and losses of the Company and, items of taxable income, gain, loss, deduction and credit, shall be apportioned among the Members in accordance with each Member’s Profit Distribution Share.
          4.2 Tax Allocations Contributed Property. With respect to any asset contributed by a Member to the Company (“Contributed Asset”) that has a tax basis different from its agreed upon fair market value on the date of the contribution, the Company shall make the special allocations required by Section 704(c) of the Code, These special allocations apply solely for Federal, state, and local income tax purposes. They shall not affect or be taken into account in computing a Member’s capital account, or share of profits, losses, or distributions pursuant to any provision of this Agreement. In making these special allocations, the Company shall use the traditional method with curative allocations described in treasury regulation § 1.704-3(c) for any Contributed Asset.
          4.3 754 Election and Other Tax Elections. In the event of a distribution of property to a Member, or a transfer of any interest in the Company permitted under the Act or this Agreement, the Company, upon written request of the transferor or transferee, shall file a timely election under this section 754 of the Code and the regulations thereunder to adjust the basis of the Company’s assets under section 734(b) or 743(b) of the Code and a corresponding election under the applicable provisions of state and local law, and the Person ??? request shall pay all costs incurred by the Company in connection therewith, including reasonable ??? accountants’ fees. Other tax elections and elections relating to Taxes not specifically governed ??? provision of this Agreement shall be made as agreed by the Board of Managers.

     5. Distributions.
          5.1 Distribution to Members. On or before the last business day of each calendar quarter, the Company may make distributions of cash or cash equivalents to the Members based upon the Available Cash of the Company. The Managing Member shall first determine the amount of Available Cash of the Company available for distribution, and then the Board of Managers shall determine the aggregate amount of distributions which may be made to the Members and the Members shall share in such total distributions in accordance with each Member’s Profit Distribution Share.
          5.2 Distributions in Kind. Except as may be provided in this Agreement or an amendment to this Agreement, no Member, regardless of the nature of the Member’s contribution to capital, may demand or receive a distribution from the Company in any form other than cash or cash equivalents.
          5.3 Limitation on Distributions. No distribution shall be made by the Company if after giving effect to the distribution; (a) the Company would not be able to pay its debts as they become due in the usual course of business; or (b) the assets of the Company would be less than the sum of its liabilities plus, the amount that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights of other Members upon dissolution which are superior to the rights of the Member receiving the distribution.
     6. Members.
          6.1 Representations and Warranties. Each Member hereby represents and warrants to the Company and each other Member that: (a) it is duly organized, validly existing and in good standing under the laws of its formation and is duly qualified and in good standing in the jurisdiction of its principal place of business; (b) it has full power and authority to execute and agree to this Agreement and to perform its obligations hereunder; (c) it has duly executed and delivered this Agreement; and (d) its authorization, execution, delivery, and performance of this Agreement does not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound.
          6.2 Additional Members. It is not intended that additional Members will be admitted into the Company. Nonetheless, if the Members unanimously agree, additional Members may be admitted on such terms and conditions as the Members may determine at the time of admission,
          6.3 Prohibited Transfers. No Member may transfer all or any part of such Member’s Percentage Interests if such transfer will (a) violate in any material respect any applicable federal or state securities laws or regulations, or subject the Company to registration as an investment company or election as a “business development company” under the Investment Company Act of 1940; (b) require any Member or any Affiliate of a Member to register as an investment adviser under the Investment Advisers Act of 1940; (c) effect a termination of the Company under Section 708 of the Code; or (d) cause the Company to be treated as an association taxable as a corporation for federal income tax purposes.
          6.4 Information. The Members acknowledge that from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with which it does business. Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member, except for disclosures (i) compelled by law (but the Member must notify the other Members, as appropriate, promptly of any request for that information, before disclosing it, if practicable), (ii) to advisers or representatives of the Member or Persons to which that Member’s interest may be disposed as permitted by this Agreement, but only if the recipients have agreed to be bound by the provisions of this Section, or (iii) of information that Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentially. The Members acknowledge that breach of the provisions of this Section may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both. The Members agree that the provisions of this section may be enforced by specific performance,
          6.5 Liabilities to Third Parties; Indemnification. Except as otherwise expressly agreed in writing, no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of a court; provided, however, that notwithstanding any other provision of this Agreement, each Member shall indemnify and hold harmless the Company and the other Member from and against any claim, loss, damage, liability, or reasonable expense (including reasonable attorneys’ fees, court costs, and costs of investigation and appeal) actually incurred by the Company or the other Member by reason of, or arising from, the operations, business, or affairs of, or any action taken or failure to act, of or by the other Member or its Affiliates prior to formation of this Company. The parties acknowledge that a claim has been filed against the Armstrong Parties in US District Court, Western District of Kentucky, Civil Action No. 4:11 cv 114, alleging the existence of an existing overriding royalty that is alleged to apply to #8 seam coal to be mined by the Company, and the parties agree in the event that such claims are adjudged to apply to any #8 seam coal mined by the Company (but only with respect to #8 seam coal mined by the Company), the Company shall not be entitled to be indemnified or held harmless by Armstrong relating to such obligations.
          6.6 Fiduciary Duties.
     (a) Duty of Loyalty. Each Member’s, Manager’s and Managing Member’s duty of loyalty to the Company and the other Members is limited to account to the Company and to hold as trustee for the Company any property, profit or benefit derived by the Member, Manager or Managing Member in the conduct or winding up of the Company’s business. A Member, Manager or Managing Member does not violate the duty of loyalty by engaging in a competing business or pursuing other business opportunities, even if the business opportunity could have been pursued by the Company.
     (b) Duty of Care. Each Member’s, Manager’s and Managing Member’s duty of care to the Company and the other Members in the conduct of and winding up of the Company’s business is limited to refraining from engaging in gross negligence, reckless conduct, intentional misconduct, or a knowing violation of law,
     (c) Good Faith and__Fair_Dealing. Each Member, Manager and Managing Member shall discharge its duties and exercise any of its rights consistently with the obligation of good faith and fair dealing which it owes to the Company and the other Members, A Member, Manager or Managing Member does not violate a duty of good faith or fair dealing to the Company merely because the Member’s, Manager’s or Managing Member’s conduct furthers the Member’s, Manager’s or Managing Member’s, as the case may be, own interest. Further, a Member, Manager, or Managing Member does not violate the duty of good faith and fair dealing by engaging in a competing business or pursing other business opportunities, even if the business opportunity could have been pursued by the Company; provided, however, that each Member, Manager and Managing Member shall not engage in a competing business involving any coal reserves described in the Rogers #8 Lease of Kentucky #8 Reserves identified on Exhibit B hereto without the express written consent of the other Member.

     (d) Indemnification of Members, Managers and Managing Member. To the fullest extent allowed by law, the Members, Managers, and Managing Member shall be indemnified and held harmless by the Company for any liability resulting from any act performed or omission made by them in good faith on behalf of the Company, except for acts or omissions of gross negligence, willful misconduct, intentional misconduct, or a knowing violation of the law. Notwithstanding anything contained in this Agreement to the contrary, no Member, Manager or Managing Member, nor any officer, director, employee, agent, stockholder, member or partner of any Member or the Managing Member shall be liable, responsible, or accountable in monetary damages to the Company or any Member by reason of, or arising from, the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Company, except to the extent that any of the foregoing is primarily caused by any acts or omissions of gross negligence, willful misconduct, intentional misconduct, or knowing violation of the law of such Person; provided, however, that the rights of either Member with respect to the buy-sell triggers set forth in Section 8.3 shall not be limited to or conditioned upon acts or omissions of gross negligence, willful misconduct, intentional misconduct, or knowing violation of the law.
     (e) Duty of Care for Managing Member. The Managing Member shall perform its duties hereunder, including but not limited to those expressly stated in Section 7.6, in good faith, using reasonable good faith efforts and with reasonable diligence. In the event the other Member (“Non-Managing Member”) determines that the Managing Member is not performing its duties hereunder consistent with the standards set forth in this Section 6.6(e), the Non-Managing Member may deliver written notice of such determination to the Managing Member, which notice shall set forth in reasonable detail the basis for the Non-Managing Member’s determination that the Managing Member is not performing its duties hereunder consistent with the standards set forth in this Section 6.6(e). If, after sixty (60) days after delivery of the foregoing notice, the Non-Managing Member reasonably determines that the Managing Member continues to not perform its duties hereunder consistent with the standards set forth in this Section 6.6(e), the Non-Managing Member may exercise the buy-sell option set forth in Section 8.3 hereof.
          6.7 Alternate Dispute Resolution. If a dispute, controversy or claim (whether based upon contract, tort, statute, common law or otherwise) (collectively a “Dispute”) arises from or relates directly or indirectly to the subject matter hereof, and if the Dispute cannot be settled through direct discussions, the parties shall first endeavor to resolve the Dispute by participating in a mediation administered by the American Arbitration Association (“AAA”) under its Commercial Mediation Rules before resorting to arbitration. Thereafter, any unresolved Dispute shall be settled by binding arbitration administered by the AAA in accordance with its Commercial Arbitration Rules and judgment on the award rendered by the arbitrator, after the review rights set forth below have been exhausted, may be entered in any court having jurisdiction. Any arbitration proceeding shall be conducted in St. Louis, Missouri on an expedited basis before a neutral arbitrator (or multiple arbitrators if called for by the Commercial Arbitration Rules), Each arbitrator shall be selected in the manner determined by the AAA. Upon the request of either party, the arbitrator’s award shall include findings of fact and conclusions of law provided that such findings may be in summary form. Either party may seek review of the arbitrator’s award before an arbitrations review panel comprised of three arbitrators qualified in the same manner as the initial arbitrator(s) (as set forth above) by submitting a written request to the AAA. The right of review shall be deemed waived unless requested in writing within ten (10) days of the receipt of the initial arbitrator’s award. The arbitration review panel shall be entitled to review all findings of fact and conclusions of law in whatever manner it deems appropriate and may modify the award of the initial arbitrator(s) in its discretion. The prevailing party in any arbitration proceeding shall be entitled to an award of all reasonable out of pocket costs and expenses (including attorneys’ and arbitrators tees) related to the entire arbitration proceeding (including review if applicable). Upon request of either party, the arbitrator(s) may require that the subject arbitration proceedings be kept confidential and no party shall disclose or permit the disclosure of any information produced or disclosed in the arbitration proceedings until the award is final. A party shall not be prevented from seeking temporary injunctive relief before a court of competent jurisdiction in an emergency situation, but responsibility for resolution of the Dispute shall be appropriately transferred to the arbitrator(s) upon appointment in accordance with the provisions hereof.
          6.8 Meetings of Members.
     (a) Meetings. The Members will have an annual meeting as may be established by the Managing Member. The Members will have such special meetings as are called in accordance with the provisions of this Agreement. Any annual or special meeting of the Members is to be held at such place as may be designated by the Managing Member or in a waiver of notice executed by all Members, If there is a failure to designate a place for any such meeting, the same is to be held at the principal place of business of the Company. The annual meeting of the Members is to be held each year within sixty (60) days of the beginning of the Fiscal Year for the transaction of such other business as may come before the meeting. Special meetings of the Members may be called at any time by the Managing Member or by Members possessing not less than one-third of the Percentage Interests and are to be held on such dates and at such times as are set forth in the notice calling the meeting.
     (b) Quorum. A majority of ail the Percentage Interests represented in person or by proxy at such meeting constitutes a quorum of Members for all purposes. Less than such quorum has the right to adjourn the meeting to a specified date not longer than ninety (90) days after such adjournment, with notice of such adjournment to Members to be given in the manner for special meetings of the Members. Except where the affirmative vote of all of the Members or unanimous agreement of the Members is required herein, the act of a majority (computed with reference to Percentage Interests) of the Members present at any duly called meeting at which a quorum of Members is present is the act of the Members.
     (c) Notice of Meetings. Written or printed notice of each meeting of Members stating the place, day and hour of the meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called must be delivered or given: (i) in the case of regular meetings, not less than ten (10) nor more than forty (40) days before the date of the meeting; and (ii) in the case of special meetings, not less than five (5) Business Days nor more than thirty (30) days before the date of the meeting; in each case either personally or by mail. Notice of an annual meeting of the Members is to be given by the Company, Notice of a special meeting of the Members is to be given by the Company or the Member calling the meeting. Any notice required by this Section may be waived by the Members by signing a waiver of notice before or after the time of such meeting and such waiver is equivalent to the giving of such notice.
     (d) Designated Representative(s). Each Member shall designate in writing to the Company and the other Members the names of up to two (2) officers, directors, partner’s, members, employees or other affiliates of the Member who are to serve as the “Designated Representatives” of the Member at all meetings and in all votes, consents and approvals of the Members required pursuant to this Agreement. The designated individual(s) shall be the official Designated Representative(s) of the designating Member. One of such Designated Representatives shall be the primary voting representative of the Member and the other (if any) shall be the alternative voting representative. Both Designated Representatives of a Member may attend meetings of the Members, but only one (1) Designated Representative shall cast the Member’s official vote on any matter. The initial Designated Representatives of the entity Members are as follow:

Cyprus	T.L. Bethel
Vice President, Cyprus

Tom Benner
Vice President Operations Underground,
Peabody Midwest Group

Armstrong	Kenneth Allen
Vice President Operations,
Armstrong

Martin Wilson
President,
Armstrong
If neither Designated Representative of a Member is able to attend a particular meeting of the Members, such Member may designate in writing another officer, director, partner, member, employee or affiliate of the Member to have voting privileges for that specific meeting. A Member may change either or both of its Designated Representatives at any time by giving written notice thereof to the Company and the other Members.
     (e) Informal Action by Members. Any action required by this Agreement to be taken at a meeting of the Members, or any action which may be taken at a meeting of the Members, may be taken without a meeting if all of the Members sign written consents that set forth the action so taken. Such consents have the same force and effect as a unanimous vote of the Members at a meeting duly held. The Company is to file such consents with the minutes of the meetings of the Members.
     (f) Tele-Participation in Meetings. Members may participate in a meeting of the Members by means of a conference telephone or similar communications equipment whereby all individuals participating in the meeting can hear each other. Participation in a meeting in this manner constitutes presence in person at the meeting.
     7. Management of the Company.
          7.1 Board of Managers. The management of the Company is vested in a Board of Managers consisting initially of four (4) individuals acting as Managers (individually a “Manager” and collectively the “Managers”) of the Company, two (2) selected by Armstrong (or its successor or permitted assign) and the other two (2) selected by Cyprus (or its successor or permitted assign). Initially, Armstrong selects Kenneth Allen, Vice President of Operations of Armstrong and Martin Wilson, President of Armstrong as its representatives on the Board of Managers and Cyprus selects T. L. Bethel, Vice President of Cyprus and Tom Benner, Vice President Operations Underground, Peabody Midwest Group as its representatives on the Board of Managers. Except as provided herein, the decisions of the Board of Managers shall be binding upon the Company and may be relied upon by other persons or entities. A Manager may at any time be changed or removed and replaced by the Member which has appointed such Manager, but not by any other Member. In the event that Armstrong or Cyprus (or such party’s successor or permitted assign) ceases to be a Member, the Managers appointed by such Member shall be removed at such time and replaced by the affirmative vote of all of the Members. Except as set forth in Section 3.2 and Section 7.12(e), the Board of Managers shall act solely upon the majority consent of all of the Managers, which requires an affirmative vote of at least three (3) of the four (4) Managers, including the affirmative vote of at least one (1) Manager appointed by each of Armstrong and Cyprus, and each Manager shall have one (1) vote. No Manager shall be required to devote all of such Manager’s time or business efforts to the affairs of the Company but shall devote so much of such Manager’s time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company. The Managing Member is hereby authorized to execute, in such capacity, all documents and agreements that do not require consent of the Board of Managers, For documents and agreements that require such consent, the Board of Managers may, in connection with its approval thereof, authorize the Managing Member and/or all or less than all of the Managers to execute any and all documents necessary or convenient to carry out those actions approved by a majority of the Managers, If the Board of Managers approves executing a document or agreement without specifically authorizing signers, then the Managing Member and each of the Managers, acting individually, may execute such document or agreement on behalf of the Company. The Company shall enter into a Management Agreement (the “Management Agreement”) which shall initially engage Armstrong to be the manager of the Company’s day-to-day operations and the development of the Project, in accordance with the terms and conditions contained in the Management Agreement and this Agreement. Pursuant to the terms of this Agreement Armstrong shall serve as the Managing Member until the occurrence of a Triggering Event or is removed by the Board of Managers, at which time Cyprus shall have the authority, in its sole discretion, to assume the position of Managing Member without consent or action from any other Member or the Board of Managers and shall also have the authority, in its sole discretion, to assume the position of manager under the Management Agreement, both elections being entirely independent from the other.
          7.2 Authority and Duties of the Managing Member. Except for Major Decisions, the Managing Member shall have authority over and control and management of the day-to-day affairs of the Company, including, without limitation, the authority to carry out the duties set forth in Section 7,6, below. The Managing Member shall be appointed by the Board of Managers and may be removed by the Board of Managers, with or without cause. The initial Managing Member shall be Armstrong. Armstrong shall remain the Managing Member until the occurrence of a Triggering Event or removed by the Board of Managers acting upon the majority consent of all of the Managers, Without limiting the foregoing, the Managing Member shall have all of the following specific rights and powers to implement the business and affairs of the Company:
     (a) Execute and deliver contracts and other agreements necessary to conduct the efficient and safe day to day operations of the Project and to facilitate the development of the Project and in the ordinary course of business;
     (b) Retain or employ and coordinate the services (both on site and off site) of employees, independent contractors, supervisors, accountants, attorneys and other persons necessary or appropriate to carry out the business and purposes of the Company, subject to the provisions of Section 7,4(d);
     (c) Pay all debts and other obligations of the Company, to the extent that funds of the Company are available therefor;

     (d) Execute for and on behalf of the Company, and with respect to the Project, all such applications for permits and licenses as the Managing Member deems necessary and advisable;
     (e) Perform all ministerial acts and duties relating to the payment of all indebtedness, taxes, and assessments due or to become due with regard to the Project, and to give and receive notices, reports, and other communications arising out of or in connection with the ownership, indebtedness, or maintenance of the Project; and
     (f) Take such other actions or execute such other documents or agreements on behalf of the Company that do not expressly require the consent of the Board of Managers or the Members hereunder.
          7.3 Delegation of Duties. The Managing Member may delegate such authority and duties as the Managing Member deems advisable, excluding any authority or duty which the Act requires to be exercised by the Members or which is a Major Decision. Any delegation pursuant to this Section may be revoked at any time by the Managing Member,
          7.4 Major Decisions. Notwithstanding Sections 7,2 and 7.6, the Managing Member, on behalf of the Company, may not enter into or conduct any of the following transactions (“Major Decisions”) without the majority consent of the Board of Managers:
     (a) admit a Person as a Member except as provided in this Agreement;
     (b) change the status of the Company from one in which management of the Company is vested in managers to one in which management of the Company is vested in the members and vice versa;
     (c) assign the Company’s property in trust for creditors or on the assignee’s promise to pay the Debts of the Company;
     (d) select, retain or employ any attorneys or legal advisors to institute or defend any claims, litigation or other legal proceeding brought by or brought on behalf of or against the Company, in which the amount in controversy exceeds $250,000.00;
     (e) institute or settle any litigation, arbitration or other legal proceeding by or on behalf of the Company, or confess a judgment against the Company, in which the amount in controversy exceeds $250,000.00, except that the Managing Member, without consent of the Board of Managers, may negotiate and settle disputes on behalf of the Company with the Mine Safety and Health Administration (MSHA), with authority to commit the Company to pay any associated fines, costs or other liabilities in an aggregate amount of $1,000,000.00 in any given Fiscal Year;
     (f) sell, convey, lease, assign, exchange or otherwise dispose of any real property or any combination thereof or any other material asset of the Company with a fair market value in excess of $250,000.00 in the aggregate during any Fiscal Year without consent of the Board of Managers, provided, however, that the Managing Member shall have the authority to sell, transfer, dispose, abandon or lease any movable equipment in the ordinary course of business which are no longer necessary or required in the conduct of the Company’s business;

     (g) borrow money in the name of the Company in excess of $250,000.00 in the aggregate during any Fiscal Year which is not included within the approved Project Budget for that Fiscal Year or issue evidences of indebtedness of the Company, or refinance, recast, modify or extend the same, or secure the same by mortgage, deed of trust, pledge or other Lien;
     (h) commit to make, or make, any expenditure (including Capital Expenditures) in excess of $250,000.00 in the aggregate during any Fiscal Year which is not included within the approved Project Budget for that Fiscal Year;
     (i) acquire by purchase, lease or otherwise, any real property in excess of $250,000.00 in the aggregate during any Fiscal Year which is not included within the approved Project Budget for that Fiscal Year or make any investment in securities or any ownership or controlling interests in any corporation, partnership, limited partnership, limited liability company or other Person;
     (j) possess any property of the Company, or assign the rights of the Company in specific property, for other than a Company purpose;
     (k) approve the Project Budget for each Fiscal Year and any amendments thereto;
     (1) cause the Company to enter into one or more transactions with a Member (other than in its capacity as a Member) or an Affiliate of a Member except as otherwise specifically permitted hereunder and in the Management Agreement;
     (m) change the name of the Company at any time;
     (n) form, organize, acquire, sell, dispose of, reorganize or liquidate a Subsidiary;
     (o) to make any loan or advance to other Persons in excess of $10,000.00 to any such Person (including Members and Affiliates of Members) or in excess of $50,000.00 in the aggregate during any Fiscal Year, other than (i) trade credit extended on usual and customary terms in the ordinary course of business; and (ii) investments of Company cash in certificates of deposit, treasuries, high-grade commercial paper or similar investment products;
     (p) enter into any modification of the Management Agreement or. Sales Representation Agreement; or
     (q) enter into or modify any lease or agreement between the Company and the Managing Member or any of its Affiliates except to the extent permitted under the Management Agreement.
          7.5 Actions Requiring Unanimous Approval of Members. Notwithstanding Sections 7.1, 7.2, 7.4 and 7,6, neither the Company, the Managers, the Managing Member nor any other Member may, without the unanimous consent of all the Members, do any of the following:
     (a) any act materially in contravention of this Agreement;
     (b) amend this Agreement or the Certificate;

     (c) approve a merger or consolidation of the Company with another Person;
     (d) modify, compromise or release the amount and character of the Scheduled Capital Contributions which a Member is to make or promises to make hereunder;
     (e) any act which would make it impossible to carry on the ordinary business of the Company;
     (f) to dissolve or wind up the Company, except as otherwise expressly provided in this Agreement; or
     (g) any and all elections required or permitted to be made by the Company under the Code.
          7.6 Managing Member’s Duties. The Managing Member shall be responsible for the good faith performance of the following functions in a commercially reasonable manner consistent with practices found in the development of properties similar to the Project:
     (a) Protect and preserve the title and interest of the Company with respect to the Project and other assets now or hereafter owned by the Company;
     (b) Pay from the funds of the Company in a business-like manner all taxes, assessments and other obligations associated with the Project;
     (c) Prepare and implement the Project Budget as modified from time to time in accordance with the terms of this Agreement;
     (d) Report to the Managers on a quarterly basis regarding the status of the development of the Project and compliance with the Project Budget for that Fiscal Year;
     (e) Negotiate, enter into and supervise the performance of contracts covering all aspects of development of the Project; provided however, that the Sales Representation Agreement shall control the conduct of the parties regarding the sale and marketing of coal from the Project and the Management Agreement shall control the conduct of the parties regarding the day to day management and development of the Project;
     (f) Keep all books and accounts and other records required by the Company, including detailed information regarding all expenditures, preserve and store in a safe place all such books and records for at least a seven (7) year period after termination of each fiscal year; and permit the Members, or any person designated by any Member, with reasonable advance notice and at reasonable times to examine or audit the books, records and accounts relating to the Company, including but not limited to the assets of the business of the Company’s contractual obligations and forecast for performance by the Company;
     (g) Cause an annual financial statement to be prepared by a firm of certified public accountants of recognized standing, which financial statements shall be audited if required by any Member;
     (h) Pay from funds of the Company all obligations of the Company;

     (i) Maintain all funds of the Company in financial institutions of recognized credit standing or in certificates of deposit, treasuries, high-grade commercial paper or similar products;
     (j) Supervise all matters coming within the terms of this Agreement, including direct observation, inspection and supervision of the development of the Project and production of coal therefrom in a safe and efficient manner;
     (k) Develop, manage and operate the Project in a commercially reasonable and safe manner, which includes but is not limited to 1) submitting the appropriate applications for encroachment permits to mine the Kentucky #8 seam of coal under (i) state and federal highways, including the Wendell Ford Parkway (f/k/a Western Kentucky Parkway), and (ii) the Paducah and Louisville Railway, and 2) obtaining satisfactory opinions of title on all coal tracts prior to entering upon or mining upon such tracts;
     (1) Acquire appropriate insurance for the Company and the Project in amounts determined by the Managing Member in consultation with the Board of Managers;
     (m) Supervise the management of the Project and the production of coal therefrom;
     (n) No later than one hundred twenty (120) days prior to the end of the Fiscal Year, the Managing Member shall start the budgetary process for the next Fiscal Year and no later than ninety (90) days prior to the end of the Fiscal Year shall prepare and deliver to the Members and Managers the projected annual Project Budget of the Company which itemizes projected sources of revenue and anticipated expense items for the next Fiscal Year;
     (o) No later than ninety (90) days after the end of the Fiscal Year, the Managing Member shall prepare a business report (“Annual Business Report”) of the past Fiscal Year, The Annual Business Report shall be delivered to the Members to advise and inform each Member of the current status of the Project. The Annual Business Report shall include: (i) description of activities taken place during the past Fiscal Year; (ii) an annual income statement; (iii) a marketing plan for the next Fiscal Year; (iv) a coal production schedule; and (v) any other information that the Members reasonably request be included in the Annual Business Report;
     (p) The Managing Member shall cause all required Federal, state and local income, franchise, property and other tax returns of the Company, including information returns, to be timely filed with the appropriate office of the relevant taxing jurisdiction or agency. With respect to the Federal and state income tax returns of the Company, the Company shall submit to each Member drafts of the proposed returns as soon as possible, but in no event later than March 15 of each year, to permit review and approval of such returns by each Member prior to filing. All expenses incurred in connection with such tax returns and information returns, as well as for the Annual Business Report referred to in Section 7.7(o) hereof, shall be expenses of the Company;
     (q) No later than one hundred eighty (180) days after formation of the Company, the Managing Member shall cause all tracts being subdivided by the “New Division Line”, or subdivided for any other reason, to be surveyed and to obtain a legal description and survey plat of said tracts. The survey plat shall be recorded and the legal description used in the Special Warranty Deed from Armstrong to the Company; and
     (r) In general, supervise the business and affairs of the Company for the benefit of the Members.
          7.7 Exclusion Areas. Notwithstanding any other provision of this Agreement, the Company may not mine or enter upon any portion of the Kentucky #8 seam of coal situated within the “No Mining Boundary” depicted on the map attached hereto and incorporated herein by reference as Exhibit C (herein referred to as the “Exclusion Areas”) without the prior written consent of Cyprus granting the Company the right to mine or enter upon all or any portion of the Exclusion Areas. The granting of any such consent shall be within the sole discretion of Cyprus and its refusal to provide any such consent shall not constitute a failure by Cyprus to remit its initial capital contribution or otherwise constitute a material act in contravention of this Agreement. The Company shall subordinate its interests in the coal reserves located within the Exclusion Areas upon request of the surface owner or its lessee of those areas. In the event Cyprus, in its sole discretion, grants consent to lift the prohibition against mining within the Exclusion Areas, the Company shall have the first right to mine the Kentucky #8 seam of coal situated within the No Mining Boundary.
          7.8 Development and Due Diligence Expenses. Each party shall bear its own costs and expenses for developing the Project and its own due diligence activities until this Agreement is executed.
          7.9 Conflicts of Interest. The pursuit of other ventures and activities by the Members, Managers and Managing Member are hereby consented to by the Members and shall not be deemed wrongful or improper. No Member, Manager or Managing Member shall be obligated to present any particular investment opportunity to the Company, even if such opportunity is of a character which, if presented to the Company, could be taken by the Company. The Company may enter into agreements with a Member, or an affiliate of a Member, to provide other services to the Company; provided such agreement must be at competitive rates and terms and, if applicable, approved by the Board of Managers in accordance with Section 7.4.
          7.10 Indemnification.
          (a) Indemnities and Indemnifiable Claims. The Company shall indemnify and hold harmless any Indemnitee, from and against any claim, loss, damage, liability, or reasonable expense (including reasonable attorneys’ fees, court costs, and costs of investigation and appeal) actually incurred by any such Indemnitee by reason of, or arising from, the operations, business, or affairs of, or any action taken or failure to act on behalf of, the Company, except to the extent any of the foregoing (A) is determined by final, nonappealable order of a court of competent jurisdiction (or by any other means approved by the Board of Managers) to have been primarily caused by any fraud, breach of fiduciary duties established under this Agreement, gross negligence or willful misconduct of such person or (B) is actually incurred as a result of any claim (other than a claim for indemnification under this Agreement) asserted by the Indemnitee as plaintiff against the Company; provided that if (for purposes of clause (A) immediately above) the fraud, breach of fiduciary duties established under this Agreement, gross negligence or willful misconduct of any person claiming indemnification shall consist of a conviction of or plea of no contest to a felony, then such person shall not be entitled to indemnification unless it is determined, by final, nonappealable order of a court of competent jurisdiction (or by any other means approved by the Board of Managers), that indemnification should be granted in whole or part.
          (b) Advancement of Expenses, Unless a determination has been made (by final,

nonappealable order of a court of competent jurisdiction or by any other means approved by the Board of Managers) that indemnification is not required, the Company shall, upon the request of any Indemnitee and except for any claim of the type described in clause (B) of Section 7.10(a) of this Agreement, advance or promptly reimburse such Indemnitee’s reasonable costs of investigation, litigation, or appeal, including reasonable attorneys’ fees; provided that the affected Indemnitee shall, as a condition of such Indemnitee’s right to receive such advances and reimbursements, undertake in writing to promptly repay the Company for all such advancements or reimbursements if a court of competent jurisdiction determines, by final, nonappealable order, that such Indemnitee is not then entitled to indemnification under this Section 7.10. The written undertaking described in the immediately preceding sentence to repay the amount paid or reimbursed to an Indemnitee by the Company must be an unlimited general obligation of the Indemnitee but need not be secured and it may be accepted without reference to financial ability to make repayment,
          7.11 Tax Matters Partner. Armstrong shall be designated, as the tax matters partner of the Company pursuant to §623 l(a)(7) of the Code, Any Member designated as tax matters partner shall take such action as may be necessary to cause each other Member to become a notice partner within the meaning of §6223 of the Code. The Company shall indemnify the tax matters partner of the Company from and against any and all judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses, (including without limitation attorneys fees) actually incurred by such Member in performing its duties as the tax matters partner of the Company; provided that the Company shall not be liable to any Person acting as the tax matters partner of the Company for any portion of such judgments, penalties, fines, settlements or reasonable expenses resulting from such persons gross negligence or willful misconduct.
          7.12 Meetings of the Board of Managers.
     (a) Meetings. The Board of Managers will have an annual meeting and such quarterly meetings as may be established by the Company. The Board of Managers will have such special meetings as are called in accordance with the provisions of this Agreement, Any annual, quarterly or special meeting of the Board of Managers is to be held at such place as may be designated by the Company or in a waiver of notice executed by all Managers. If there is a failure to designate a place for any such meeting, the same is to be held at the principal place of business of the Company. The annual and quarterly meetings of the Board of Managers is to be held each year within sixty (60) days prior to the beginning of the Fiscal Year, but in no event prior to the time the Managing Member delivers the projected annual Project Budget of the Company to the Managers and the Members pursuant to Section 7.7(n), for the establishment of the Project Budget and the transaction of such other business as may come before the meeting. Special meetings of the Board of Managers may be called at any time by the Company or by a Manager and are to be held on such dates and at such times as are set forth in the notice calling the meeting.
     (b) Quorum. A Manager appointed by Cyprus and a Manager appointed by Armstrong attending such meeting constitutes a quorum of Managers for all purposes, and no quorum shall exist unless a Manager appointed by both Cyprus and Armstrong shall be in attendance.
     (c) Notice of Meetings. Written or printed notice of each meeting of the Board of Managers stating the place, day and hour of the meeting and, in the case of special meetings, the purpose or purposes for which the meeting is called must be delivered or given: (i) in the case of regular meetings, not less than ten (10) nor more than forty (40) days before the date of the meeting; and (ii) in the case of special meetings, not less than five (5) Business Days nor more than thirty (30) days before the date of the meeting; in each case either personally or by mail. Notice of an annual meeting of the Board of Managers is to be given by the Company. Notice of a special meeting of the Board of Managers is to be given by the Company or the Manager calling the meeting. Any notice required by this Section may be waived by the Managers by signing a waiver of notice before or after the time of such meeting and such waiver is equivalent to the giving of such notice.
     (d) Proxies. A Manager may vote at any meeting either in person or by proxy executed in writing by the Manager or its duly authorized attorney in fact. Such proxy must be filed with the Company before or at the time of the meeting. No proxy is valid after 11 months from the date of execution unless otherwise provided in the proxy.
     (e) Informal Action by Managers. Any action required by this Agreement to be taken at a meeting of the Board of Managers, or any action which may be taken at a meeting of the Board of Managers, may be taken without a meeting if all of the Managers sign written consents that set forth the action so taken. Such consents have the same force and effect as a unanimous vote of the Managers at a meeting duly held. The Company is to file such consents with the minutes of the meetings of the Board of Managers.
     (f) Tele-Participation in Meetings. Managers may participate in a meeting of the Board of Managers by means of a conference telephone or similar communications equipment whereby all individuals participating in the meeting can hear each other. Participation in a meeting in this manner constitutes presence in person at the meeting.
     8. Transfers of Interests; Admission.
          8.1 Transfer Restrictions. Except as otherwise set forth in this Section 8, no Member may sell, assign, transfer, pledge, hypothecate or otherwise dispose of its Member Interest unless unanimously approved by the Members, including, without limitation, a Member’s distributional interest as described in §18-702 of the Act (“Distributional Interest”). Any transfer of a Member’s interest in violation of this Agreement shall be void and of no effect; provided, however, that Armstrong shall be permitted to pledge its Distributional Interest only to PNC Bank or the successor agent of the existing PNC credit facility or successor primary lender to Armstrong (“Lender”). Notwithstanding the foregoing [imitations, the parties acknowledge and agree that, under the limited circumstances set forth in Section 8.7, the Lender shall have the right to sell and transfer all of Armstrong’s Member Interest (not limited to its Distributional Interest) upon compliance with the provisions of Section 8.7,
          8.2 Right of First Refusal. If a Member receives a bona fide offer (“Offer”) which the Member (“Selling Member”) proposes to accept, whether or not solicited, to sell or otherwise dispose of its entire Member Interest in the Company, then the Selling Member shall furnish to the non-selling Member written notice of the receipt of the Offer together with the principal terms and conditions of the sale, including the minimum price (“Sale Price”) at which such interest is proposed to be sold, and a statement as to the identity of the real party in interest making the Offer. The non-selling Member, shall then have the right to purchase the Member Interest (“Offered Interest”) proposed to be sold by the Selling Member upon and subject to the terms and conditions as set forth in this Section 8.2. This Section 8.2 shall not apply to any sale pursuant to the procedures of Section 8.7.
     (a) The price at which the Offered Interest may be purchased shall be the price contained in the Offer. If the price contained in the Offer shall consist (in whole or in part) of consideration other than cash, payable at the closing thereof or at a later date, the cash equivalent fair market value of such other consideration shall be included in the price at which the Offered Interest may be so purchased.
     (b) The non-selling Member shall have sixty (60) days after receipt of the notice to elect to purchase the Offered Interest. The purchase transaction (unless otherwise agreed to with third-party purchasers) shall be consummated at a closing to be held at the principal executive offices of the Company, or at such other location as may be agreed by the parties, within sixty(60) days following the date of the non-selling Member’s election to purchase the Offered Interest. At the closing, unless otherwise stipulated in the Offer, the non-selling Member shall deliver to the Selling Member the full purchase price against delivery of an instrument appropriately transferring the Offered Interest sold thereby.
     (c) If the non-selling Member does not elect to purchase the Offered Interest, then the Selling Member may accept the Offer and, pursuant thereto, sell the Offered Interest and, notwithstanding anything to the contrary contained herein (including, without limitation, Section 8.5 hereof), upon such sale of the Offered Interest and the execution by the transferee of this Agreement, the transferee shall become a Member of the Company. However, if the Selling Member does not sell the Offered Interest pursuant to the Offer within ninety (90) days after the termination (by passage of time or otherwise) of the rights of first refusal created under this Section 8.2, the Selling Member may not thereafter transfer the Offered Interest, without again complying with the provisions of this Section 8.2.
          8.3 Buy-Sell Option. Except under circumstances where the procedures set forth in Section 8.7 applies following a Foreclosure Assignment (as defined below), upon the occurrence of any of the following events, each Member shall have the right of purchase and sale provided by this Section 8.3 to be exercised by a Member (“Electing Member”) by delivering a written notice (“Election Notice”) to the other Member (“Notice Member”):
     (a) a Member or the Managing Member seeks in good faith for approval for an action that requires approval of the Board of Managers or the Members pursuant to Section 3.2, Section 6.2, Section 7.4(g), or Section 7.5, and the Board of Managers or the Members, as applicable, reach a full and final deadlock on whether to approve the requested action after attempting in good faith to negotiate a mutually agreed outcome;
     (b) the Notice Member, acting as a Managing Member or Member, or any Manager appointed by the Notice Member takes any action or transaction described in Section 7.4 or 7.5 without the consent of the Board of Managers or Members, as applicable;
     (c) the Notice Member has breached the Representations and Warranties in Section 6.1;
     (d) the Notice Member has breached Section 6.3;
     (e) the Notice Member has breached its duties and obligations set forth in Section 6.6(a),(b) or (c);
     (f) a Member other than the Managing Member elects to exercise this provision pursuant to the provisions set forth in Section 6.6(e);
     (g) a Change of Control with respect to either Member occurs; or

     (h) the voluntary election of either Member at any time on or after January 1, 2020.
Such Election Notice shall state a dollar amount equal to the value placed by the Electing Member on all of the issued and outstanding membership interests in the Company, calculated on a pari passu basis taking into consideration the relative equity interest of the Electing Member, and shall constitute an irrevocable offer by the Electing Member either to purchase all, but not less than all, of the Member Interest in the Company of the Notice Member from the Notice Member, or to sell all, but not less than all, of the Electing Member’s Member Interest in the Company to the Notice Member. The purchase price at which the Member Interest of any Member is purchased and sold under this Section 8.3 shall be the value for all of the interests in the Company, as stated in the Election Notice, multiplied by the selling Member’s Percentage Interest in the Company.
     (i) For a period of time not exceeding sixty (60) days from the receipt of the Election Notice by the Notice Member (“Consideration Period), the Notice Member shall have the right to elect to purchase all of the Electing Member’s Member Interest in the Company by providing written notice (“Purchase Notice”) to the Electing Member of the Notice Member’s intent to purchase the Electing Member’s Member Interest. If the Notice Member does not provide the Purchase Notice to the Electing Member within the above referenced sixty (60) day time period, the Notice Member shall become obligated to sell its Member Interest in the Company to the Electing Member.
     (ii) The closing of the purchase and sale shall occur within sixty (60) days from the earlier of the expiration of the Consideration Period, or the date the Electing Member receives a Purchase Notice from the Notice Member. In either event, at the closing of the purchase and sale transaction described in this Section 8.3, the purchase price must be paid in cash (either by certified check or by wire transfer), unless otherwise agreed upon by the Electing Member and the Notice Member.
     (iii) At the closing on the sale of a Member’s Member Interest pursuant to this Section 8.3, there shall be a final accounting among the Members with respect to all amounts due them from the Company. With respect to the indebtedness and obligations for which any Member is responsible, the purchasing Member shall, as a condition to closing (but said condition may be waived in writing by the selling Member), cause the repayment of such indebtedness. The Members agree, upon request of any other Member, to execute such certificates or other documents and perform such other acts as may be reasonably requested by such requesting Member from time to time in connection with such sale.
          8.4 Completion of Sale. If a Member becomes obligated to sell its Member Interest in the Company pursuant to Sections 8.2 or 8.3 of this Agreement, each Member covenants and agrees that it will take such actions and execute such instruments of transfer and other documents as reasonably requested by the other Member to further evidence and complete the sale of the Member’s Member Interest, Additionally, as a condition precedent to the consummation of the sale of the Percentage Interest, a purchasing Member must arrange for the complete release of all guarantees provided by the selling Member as security for indebtedness of the Company.
          8.5 Admissions. All transfers of an interest in the Company by a Member shall entitle the transferee only the rights afforded a transferee of a Distributional Interest pursuant to § 18-702 of the Act except as otherwise expressly provided herein. These rights are the rights to receive allocations and distributions to which the transferring Member would otherwise have been entitled, but shall not allow the transferee any additional rights, nor shall the transferee become a Member of the Company upon such transfer. The transferee shall only become a Member of the Company by receiving the written consent of all Members of the Company and executing this Agreement. The consent of the Members to admit any transferee of a distributional interest into the Company shall be given in the sole and absolute discretion of each Member.
          8.6 Distributions and Allocations in Respect to Transferred Interests. If any Member’s interest is sold, assigned or transferred, or any Person is otherwise admitted as a Member during any Fiscal Year in compliance with the provisions of this Agreement, net profits, net losses, each item thereof, and all other items attributable to such interest for such Fiscal Year shall be allocated among the Members by taking into account their varying interests during such Fiscal Year in accordance with Code §706(d). Unless otherwise required by the applicable treasury regulations, such sale, assignment, transfer or admission shall be deemed to have occurred at the end of the calendar month during which such event shall have actually occurred, and such allocations shall be determined and made pursuant to a pro forma closing of the books of the Company as of the end of such month. With respect to a transferred Member’s interest or any interest therein, all distributions on or before the deemed date of such transfer shall be made to the transferor and all distributions thereafter shall be made to the transferee. The Company shall not incur any liability for making allocations and distributions in accordance with this provision.
          8.7 Right of First Offer and Sale Procedure Following Foreclosure by Armstrong’s Lender. The procedures of this Section 8.7 shall apply only in the event Armstrong’s interest has been assigned to Lender or its designee (“Lender Interest Holder”) upon the exercise of Lender’s default remedies pursuant to the pledge referenced in Section 8.1 (such event being referred to as a “Foreclosure Assignment”), it being understood that any such Lender Interest Holder’s are limited to that of the holder of a Distributional Interest and the Lender or its designee or assignee may acquire all rights and attributes of Armstrong’s Membership Interest in the Company only pursuant to the procedures of this Section 8.7.
(a) If, at any time, the Lender Interest Holder proposes to initiate a sale of Armstrong’s Member Interest to a third party, it shall provide written notice of such intention to Cyprus (“Election Notice”), and Cyprus shall have a right of first offer to purchase Lender Interest Holder’s Percentage Interest for a price equal to the Fair Value for all the Member Interests in the Company multiplied by the Lender Interest Holder’s Percentage Interest in the Company (the “Offer Price”),
(b) As used herein, “Fair Value” shall mean the fair market value of the entire Company, as determined by the following process. The parties shall have a period of 60 days following the date of the Election Notice in which to agree on the Fair Value of the Company, which period may be extended by mutual consent, which consent shall not be unreasonably withheld. If they are unable to so agree during such 60-day period (as such period may be extended by mutual consent), then the parties shall submit in writing to the other a list of three neutral and impartial mining valuation consultants. The first name that matches on both lists shall be retained to determine the Fair Value of the Company. If there are no matches on the lists, the parties shall submit new lists of three names within two business days, and this process shall continue until an appraiser is selected. The selected appraiser shall have a period of sixty (60) days (which 60-day period shall be extended if the appraiser believes it is necessary to complete its appraisal) in which to render the appraisal and provide each of the parties with a copy, which appraisal shall be final and binding upon all the parties. All parties agree to give the appraiser full access to the mining operations, mine management and all requested financial, business and operational information that the appraiser may reasonably request.
(c) The period beginning on the date on which the Fair Value is determined (whether by mutual agreement or by appraisal) and lasting for 180 days thereafter shall constitute the “Sale Period.” For the first thirty (30) days of the Sale Period, Cyprus shall have the option to elect to purchase all of the Lender Interest

Holder’s Percentage Interest for the Offer Price (the “Right of First Offer”). If Cyprus does not deliver notice of its election to purchase within such 30-day period, Lender Interest Holder shall have the right to sell Lender Interest Holder’s Percentage Interest to any other Person, so long as the total purchase price is not less than 90% of the Offer Price; however, if, during the Sale Period, Lender Interest Holder notifies Cyprus in writing of a proposed sale of Lender Interest Holder’s Percentage Interest for a total purchase price less than 90% of the Offer Price, which notice (the “ROFR Notice”) shall include a description of the principal terms and conditions of the sale, then Cyprus shall have the right to elect to purchase the interest at the price identified in the ROFR, which election shall be delivered within 60 days of the date of its receipt of the ROFR Notice, and if Cyprus shall fail to timely deliver written notice of its election to purchase, then Lender Interest Holder may sell its Percentage Interest on the price and on the terms set forth in the ROFR Notice, so long as such sale is completed within 120 days after the date of Cyprus’ receipt of the ROFR Notice. Any sale by Lender Interest Holder that conforms with the provisions of this Section 8.7 shall be effective to vest in the purchaser all Member Interest rights relating to the Percentage Interest sold, and such purchaser shall automatically become a Member of the Company upon such transfer upon such the purchaser executing an agreement agreeing to be bound by the terms of this Agreement. If, however, Lender Interest Holder does not consummate the sale during the Sale Period (or, as applicable, within 120 days from the date of Cyprus’ receipt of the ROFR Notice), then the Right of First Offer shall apply to any subsequent sale by Lender Interest Holder.
(d) If Cyprus elects to exercise the Right of First Offer or its rights upon receipt of an ROFR Notice, the closing of the sale shall occur within 60 days of the start of the Sale Period. Each of Cyprus and Lender Interest Holder covenants and agrees that it will take such actions and execute such instruments of transfer and other documents as reasonably requested by the other to further evidence and complete the sale of the Lender Interest Holder’s Percentage Interest. The provisions of Section 8.6 shall apply to the interest being transferred. The purchase price shall be paid in cash unless the parties mutually agree otherwise, and the Lender Interest Holder’s interest shall be free and clear of any liens and encumbrances.
     9. Dissolution Acts. The Company shall only be dissolved upon the occurrence of any one of the following events: (i) the completion of the term of the Company as set forth in the Certificate; (ii) written consent of all Members upon exhaustion of the economically mineable coal reserves from the Project; (iii) the sale of all or substantially all of the assets of the Company; (iv) written consent of all Members, or (v) as required by Section 10 below. Except as otherwise agreed to herein below in Section 10, upon dissolution, the Company shall liquidate and distribute its assets in the following priority:
          9.1 First, to pay all debts owed by the Company to non-Members;
          9.2 Second, to pay any outstanding Member Loans;
          9.3 Third, to each Member in accordance with the positive balance of Member’s capital account; and
          9.4 Fourth, to the Members in proportion to each Member’s Percentage Interest.
     10. Withdrawal and Disassociation. Except as otherwise agreed to herein below in this Section 10, no Member shall be allowed to withdraw or disassociate from the Company. Any attempted disassociation or withdrawal by a Member shall be null and void and not recognized by the Company, If an event disassociation occurs for any reason whatsoever, the Company shall not dissolve and the Member causing the disassociation, if any, shall be liable to the Company for such wrongful disassociation. In no event shall the disassociated Member be entitled to have its Percentage Interest purchased by the Company. Notwithstanding any provision of this Agreement, if the Company has not established commercially viable mining operations in the Kentucky #8 seam of coal by January 5,2016, then either Member shall have the right to provide the other

Member with notice of withdrawal from the Company (“Notice of Withdrawal”). Neither Member shall have the right to provide Notice of Withdrawal from the Company prior to January 5, 2016. In the event either Member provides Notice of Withdrawal under this Section due to the Company’s failure to establish commercially viable mining operations in the Kentucky #8 seam of coal by January 5, 2016, the Company shall liquidate all assets of the Company, other than the assets contributed pursuant to the Contribution Schedule identified in Exhibit A hereto and pay all debts or other amounts owed by the Company to: (i) non-Members; then to (ii) pay any outstanding Member Loans; then to (iii) the Members is accordance with the positive balance of their the Member’s capital account; then to (iv) the Members in proportion to each Member’s Percentage Interest. After all amounts identified in subsections (i) through (iii) of the preceding sentence have been paid in full, the Company will distribute the remaining assets identified on Exhibit A hereto to the Member who originally contributed such assets as part of that Member’s Initial Capital Contribution. In the event the Company is unable to satisfy its debts after liquidating all assets other than those identified in Exhibit A hereto, then all remaining assets will be subject to the liquidation and distribution of assets pursuant to Section 9 of this Agreement unless otherwise unanimously agreed to by the Members. Armstrong covenants and agrees that it will not interfere or compete with Cyprus’ primary rights to renegotiate or seek an extension to the Rogers #8 Lease during the Non-interference Period (as defined below). Notwithstanding any disassociation hereunder or stated herein in this Section 10, Armstrong hereby covenants and agrees for itself, its successors and assigns and its and their Affiliates, and any successor owner of any ownership interest in the assets that were contributed by Armstrong under Section 3 hereof, including without limitation, the successors in title to the 1,977 acres of surface lands, that it and they will not, during the Noninterference Period (as defined below), seek to or obtain a lease from the Rogers of any coal reserves described in the Rogers #8 Lease of Kentucky #8 Reserves identified on Exhibit A hereto, or accept the assignment of any sublease of the such coal reserves, or take any action which could ultimately lead to the non-development or delayed development of the Cyprus owned Kentucky #8 Reserves either separately, jointly or in conjunction with the Rogers Kentucky #8 Reserves. This covenant and agreement shall survive the disassociation and termination of this Agreement and shall be deemed a covenant running with said land for a period of five (5) years from the date of withdrawal and disassociation or from the date the Company is otherwise dissolved (the “Non-Interference Period”).
     11. Management of Workforce. Managing Member shall have the right, power and obligation to exercise any control over the hiring or supervision of the workforce of the Company, necessary to manage the Company, including, but not limited to, any employment benefits or other terms and conditions of employment for the employees of the Company, Cyprus shall take no part in, and shall have no right, power or obligation with respect to, any matter relating to the hiring of miners; provided, however, that Armstrong shall not hire miners previously terminated by Armstrong without first receiving consent from the Board of Managers. The Managing Member shall provide written notification to the Board of Managers of the lateral transfer miners from Armstrong’s other operations to the Company within thirty (30) days of such transfer.
     12. Applicant Violator System. Each Member represents and warrants that such member, its officers, shareholders, members, subsidiaries, affiliates and any other entity that can be attributed to it under the “ownership and control” regulations issued by the office of Surface Mining (collectively, “Member Entities”) are not currently permit blocked under the Surface Mining Control and Reclamation Act of 1977 (“SMCRA”). No Member will allow to exist any violation of SMCRA or any comparable state law at any operation of a Member Entity that would cause any other Member or its Member Entities to be permit blocked. Any Member Entity which becomes permit blocked under SMCRA or any comparable state law shall provide written notice of such event to the other Members within five (5) days and shall take any and all actions necessary for the removal of such permit block within twenty (20) days’ provided, however, that if the permit block does not then or thereafter adversely affect the other Member(s) (by permit block or otherwise), the permit blocked entity may contest the permit block in good faith and by appropriate legal proceedings, provided further, however, that if the permit block does adversely affect the other Members (by permit block or otherwise), the non-permit blocked Member(s) may (i) undertake to remove the condition causing the permit block, at the permit blocked Member’s expense or (ii) purchase such permit blocked Member’s interest in the Company at the fair market value of such permit blocked Member’s interest.
     13. Relationship with Company.
          13.1 Promotion of Company. Subject to Section 7.9 above, each Member shall use reasonable efforts to promote the activities of the Company and to ensure its success.
          13.2 Information. Subject to any applicable restriction of law, all Members shall be fully and currently informed of the activities of the Company. To the extent that there are any applicable laws or regulations which would have the effect of limiting the right of a Member to be so informed, the other Members) shall use all reasonable efforts to obtain waivers thereof in favor of the Company and the member so limited and, failing the obtaining of such waivers, the Members shall make such arrangements as shall be practicable to preserve the Company the benefits of the contacts or projects to which such secrecy agreements or laws or regulations relate. Each Member shall not, except as required by law and except for disclosure to its officers, directors, employees, shareholders, members, partners, attorneys, accountants, and Affiliates (who shall be bound by the confidentiality provisions of this Agreement), divulge to any person any confidential or proprietary information concerning the business of the Company, including, without limitation, the terms of this Agreement.
     14. Miscellaneous Matters.
          14.1 Offset. Whenever the Company is to pay any sum to any Member, any amounts that the Member owes the Company may be deducted from that sum before payment.
          14.2 Captions. Section and paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit extend or describe the scope of this Agreement or the intent of any provision hereof.
          14.3 Variation in Pronouns. All pronouns and any variation thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons.
          14.4 Governing Law; Severability. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware. If any provision of this Agreement or the application thereof to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected thereby and that provision shall be enforced to the greatest extent permitted by law.
          14.5 Validity. In the event that any provision of this Agreement shall be held to be invalid, the same shall not affect in any respect whatsoever the validity of the remainder of this Agreement.
          14.6 Benefit. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Members, their heirs, personal representatives, successors and assigns.
          14.7 Notice. Any notice or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been given and received by the person to whom directed (a) when personally delivered, (b) when sent by telefacsimile, telecopier or similar transmission, at the number of the recipient set forth herein, followed with mailing by regular United States mail, (c) one (1) business day after deposited for overnight delivery with an overnight courier such as Federal Express, Airborne, United Postal Service or other overnight courier service, or (d) three (3) business days after deposited in the U. S. mail, sent by certified mail, postage prepaid, return receipt requested, and such notices are addressed to the person to which directed at the address or facsimile number of which such person has notified the Company and all of the Members. The initial addresses and facsimile numbers of the parties are reflected on the signature page of this Agreement.
          14.8 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement.
          14.9 Entire Agreement/Amendment. This Agreement embodies the entire agreement and understanding of the Members relating to the subject matter hereof and supersedes all prior representations, agreements and understandings, oral or written, relating to such subject matter. This Agreement may be amended only by a written instrument executed by all the Members.
          14.10 Waiver and Consent. No consent or waiver, express or implied, by a Member to or of any breach or default by the other Member in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of such other Member of the same or any other obligation of such member hereunder.
          14.11 Legal Fees. Except as otherwise provided herein, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the Member incurring such costs and expenses. In the event the Company or any Member brings suit to construe or enforce the terms hereof, or raises this Agreement as a defense in a suit brought by the Company or another Member, the prevailing Person is entitled to recover its attorneys’ fees and expenses.
          14.12 Waiver of Dissolution under the Act. Any dissolution of the Company shall occur only as provided herein, and each Member hereby waives and renounces its rights, if any, under the Act to seek a court decree of dissolution, to seek the appointment of a liquidator of the Company, and to seek a partition of the Company property.
          14.13 Relationship of the Members. The relationship between the Members shall be limited to the performance of the transactions contemplated by this Agreement and by the Formation Agreement and in accordance with their terms. Nothing herein shall be construed to authorize a Member to act as general agent for the other Member(s).
          14.14 Agreement in Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient. Each counterpart when so executed shall be deemed an original, but all counterparts shall constitute one and the same instrument.
[remainder of page blank; signature page follows]

The Members execute this Agreement effective as of the date first above written.

Members:

Cyprus Creek Land Resources, LLC

By:	/s/ T. L. Bethel

Name:	T. L. Bethel

Its:	VP

Official Address:	701 Market Street
St. Louis, MO 83101
Attention: President
Facsimile No: (314) 342-7697

Armstrong Coal Company, Inc.

By:	/s/ Martin D. Wilson

Name:	Martin D. Wilson

Its:	President

Official Address:	407 Brown Road
Madisonville, KY 42431
Attention: President
Facsimile No: (270) 821-4245

Company:

Survant Mining Company, LLC

By:	/s/ Martin D. Wilson

Name:	Martin D. Wilson

Its:	Managing Member

Official Address:	407 Brown Road
Madisonville, KY 42431
Attention: Vice President
Facsimile No.: (270) 821-4245

Exhibit ‘A’
Contribution Schedule
Scheduled Capital Contributions:
I.           Milestone 1.           Initial Capital (Permitting Phase)
Milestone 1 will occur upon the execution of the Operating Agreement of the Company, the Management Agreement and Sales Representation Agreement. Following the occurrence of Milestone 1, the Company will work to obtain permits for the slope site, the airshaft site, the other surface operations, and the #8 reserves being contributed by Cyprus.
     Contributions:
-Armstrong contributes $30,000 in cash
-Cyprus contributes $30,000 in cash
-Each Member grants rights of entry as necessary to facilitate permitting
II.          Milestone 2
Milestone 2 will occur upon the completion of permitting as determined by the Board of Managers (projected to occur in August 2012). Following the occurrence of Milestone 2, the Company will begin work on slope construction and airshaft construction.
     Contributions:
     -Members to contribute, in proportion to each Member’s Percentage Interest, cash sufficient to complete construction of the mine, including slope, airshafts, coal handling equipment, power drops, communication, rock dust, etc.
     -Members to contribute, in proportion to each Member’s Percentage Interest, cash sufficient for down payments on mining equipment, as determined by the Board of Managers.
     -Armstrong to contribute surface property, equipment, buildings and facilities as follows:
Contribution by Armstrong and/or its Affiliates by deed to the Company of the surface properties (approximately 1977 acres) and improvements (Parkway prep plant) as described on Schedule 1 attached hereto and made a part hereof. PNC Mortgages and financing statements affecting those properties will be released. See Exhibit D for form of deed.
Grant and/or assignment by Armstrong and/or its Affiliates of access and unlimited usage of all waterlines and unlimited withdrawal rights from the any impoundment, reservoir or body of water associated therewith, including but not limited to the Overland Slurry/Water Supply,Lines servicing the Project, with rights of ingress and egress over any surface properties of Armstrong and/or its Affiliates for the purpose of maintaining, reconstructing, modifying or otherwise servicing the waterlines and any impoundment, reservoir or body of water associated therewith, together with the right to permit such facilities.
Conveyance and sublease of all equipment from Armstrong’s Parkway #9 operations, which shall include all substantially all of the owned and leased equipment that is primarily used in connection with Armstrong’s Parkway #9 operations (supporting both surface and underground operations) on Milestone 2 (“Equipment”). At the time of conveyance and sublease of all Equipment, Armstrong shall prepare complete exhibits to be attached as exhibits to the Bill of Sale and Sublease attached hereto in Exhibit D, All owned Equipment shall be by bill of sale. Conveyance of leased Equipment shall be by means of a sublease whereby the Company will receive the benefit of use of such equipment and the residual interest (if any) in the equipment upon satisfaction of the underlying lease obligations (without mark-up or additional rental owed to Armstrong). The Company will provide Armstrong the first-priority, rent-free right to possess and use all of the Equipment pursuant to a Use Agreement consistent with the terms stated herein and the further terms set forth on Exhibit D. Armstrong shall be responsible to pay all underlying lease obligations for so long as any leased Equipment is being used in Armstrong’s Parkway #9 operations. Pursuant to the Use Agreement, Armstrong shall be responsible to pay all operating costs associated with or arising from operation of Parkway prep plant and Equipment, including but not limited to any utilities and maintenance costs, until such time as the Company begins mining the #8 seam of coal. When the Company begins mining the #8 seam, the Company and Armstrong shall prorate the operation costs of the Parkway prep plant and related Equipment, excluding Equipment dedicated solely to the #9 mining operations, based on their production from both seams. As Armstrong depletes the #9 seam reserves at Parkway and ceases using particular items of Equipment, the Use Agreement shall terminate as to such items, and possession will be delivered to the Company.
Contribution by Armstrong and/or its Affiliates of rights to the Gibraltar Haulroad and Access Road pursuant to a Non-Exclusive Haulroad Easement Agreement.
     -Cyprus to contribute reserves and property rights as follows:
Contribution to the Company by Cyprus and/or its Affiliates of all Kentucky #8 coal reserves located within the Comprehensive Mining Area, now or hereafter owned or leased by Cyprus or its Affiliates, by the Lease and Sublease Agreement described on Exhibit D, all such leased and subleased interests being contributed free from and not subject to any obligations of royalty interests, overriding royalty interests, premiums or rentals to any Person, except for the royalty obligations due to any original Lessor of the subleased interests. Company will reimburse Cyprus for advance royalties paid in 2012 for leased Rogers #8 coal reserves. 1
Contribution by Cyprus and/or its Affiliates of rights to the Gibraltar Haulroad and Access Road pursuant to Non-Exclusive Haulroad Easement Agreements.
III.           Milestone 3
Milestone 3 occurs upon the completion of mine construction as determined by the Board of Managers (projected to occur in August 2013).
     Contributions:
          -Members to contribute, in proportion to each Member’s Percentage Interest, cash sufficient to acquire a full underground unit of equipment as determined by the Board of Managers, which is projected to include two JOY 1415 continuous miners, four BH10 battery haulers, two Fletcher double boom roof bolters, one BF17 JOY feeder, two scoops, two 14 place mantrips, three tow man rides, power distribution equipment, coal handling equipment (headers, etc.) and any other equipment or supplies necessary to operate one split air supersection.
IV.          Milestone 4

1	Upon completion of permitting Cyprus shall acquire a new #8 coal lease from the Rogers to extend the existing 1993 lease and will subsequently sublease those leasehold interests to the Company.

Milestone 4 occurs following the completion of mine construction and prior to mining as determined by the Board of Managers (projected to occur in August 2013). Following the occurrence of Milestone 4, the Company will begin mining the #8 seam.
     Contributions:
          -Members to contribute, in proportion to each Member’s Percentage Interest, cash sufficient to upgrade the Parkway preparation plant to allow for processing of additional tonnage as determined by the Board of Managers. Cost of operation of the preparation plant will be shared on a prorata basis by Armstrong and Survant as long as Armstrong continues to operate in the #9 seam.
VI. TV A Contract. To the extent any coal is sold by the Company under Armstrong’s existing contract with Tennessee Valley Authority, TVA Contract No, 40685, Armstrong shall remit to the Company the net proceeds attributable to the sale of such coal, without mark-up or additional costs or charges to the Company pursuant to a pass-through agreement acceptable to the Board of Managers. The Sales Representation Agreement requires payment for all coal mined removed and sold by the Company, including any coal passed through Armstrong contracts.
Notwithstanding any provision of this Agreement, neither Member is making any representation or warranty concerning the condition or quality of its properties being contributed hereunder, and neither Member shall be determined to have failed to remit its capital contributions or be liable to the Company or the other Member based on any subsequent determination that any portion of the Member’s capital contributions consisting of owned or leased real property is unable to be used, developed or mined for any reason or is not used, mined and/or developed for any reason or the Member’s title to any such property is found to be defective or the estimated tonnages of any coal reserves provided for herein are determined to be inaccurate or due to any aspect of the condition, fitness or serviceability of any of the Equipment, Buildings, or other facilities described herein. The Members agree that certain surface properties (being those tracts subdivided by the “New Division Line”) to be contributed to the Company by Armstrong will be surveyed to effectively subdivide the tracts and that neither Member will be entitled to seek adjustment of their respective Percentage Interests in the Company or otherwise be liable to the Company or the other Member by reason of any determination of any deviation between the representations contained in the lease and the surveyed acreage of those surface properties.

EXHIBIT B
COMPREHENSIVE MINING AREA

Comprehensive Mining Area
Comprehensive Mining Area
Scale: 1"=7,000'
Comprehensive Mining Area
Muhlenberg County, KY

EXHIBIT B TO OPERATING AGREEMENT

EXHIBIT C
EXCLUSION AREAS

164 D12
168
165 D11
171
172
176
194
195
D9
D16
166
167
D10
169
STRIP MINES
208
D6
D37
201
202
D24
203
D40
204
205
206
196
D5
200 D14
199
R212
207
R237-2
197
D19
R217
No Mining Boundary
198
D23
R203
R208
209
R200
R207
R204
R205
Central City
R228
R229
R202
R206
R242
R241
R317
R225
R316
R238
R227
MUHLENBERG CO
OHIO CO

Tracts
D-Duncan Tract
R-Rogers Tract
No Alpha-Owned Tract

No Mining Boundary

N

Scale: 1"=3,000'

Muhlenberg County, KY

EX C TO OPERATING AGREEMENT – EXCLUSION AREAS

EXHIBIT D
TO
OPERATING AGREEMENT
Forms of Contribution Conveyancing Documents
1. Coal Mining Lease and Sublease — CCLR & Survant — Owned #8 Coal, Leased 1993 and 2013 Rogers #8 Coal, and Leased Duncan #8 Coal.
2. Memorandum of Coal Mining Lease and Sublease — CCLR & Survant — Owned #8 Coal, Leased 1993 and 2013 Rogers #8 Coal, and Lease Duncan #8 Coal.
3. Rogers Consent to Sublease 1993 #8 Leased Coal.
4. Rogers Consent to Sublease 2013 #8 Leased Coal.
5. Duncan Consent to Sublease Portions of #8 Coal.
6. Non-Exclusive Haulroad & Access Easement — CCLC & Survant — Under review by Armstrong. To be mutually agreed by the parties within 30 days of the date of the Operating Agreement.
7. Non-Exclusive Haulroad Easement — CCLC & Survant — Under review by Armstrong. To be mutually agreed by the parties within 30 days of the date of the Operating Agreement.
8. Non-Exclusive Haulroad Easement — CCLC & Survant — Under review by Armstrong. To be mutually agreed by the parties within 30 days of the date of the Operating Agreement.
9. Quitclaim Deed — WMD and WLC — 39.45% interest 4,782 acres of Owned Gibraltar Surface.
10. Quitclaim Deed — WMD and WLC — 39.45% interest in 661.54 acres of Owned Parkway Surface.
11. Special Warranty Deed — WLC and Survant — 100% Interest in 1,977 acres of Owned Surface with deed-in provisions (1,628 acres from Gibraltar; 349 acres from Parkway).
12. Rogers Partial Release of Right of First Refusal to Purchase — Rogers, WLC, Survant.
13. Non-Exclusive Haulroad Easement (Gibraltar HR and Access Road — WLC, Armstrong, Survant — Under review by Armstrong. To be mutually agreed by the parties within 30 days of the date of the Operating Agreement.
14. Bill of Sale — Armstrong Owned Equipment — Armstrong & Survant.
15. Equipment Sublease — Armstrong Leased Equipment — Armstrong & Survant.
16. Use Agreement — To be drafted post-closing and mutually agreed by the parties within 30 days of the date of the Operating Agreement, which agreement will contain the following basic terms:
     - Armstrong shall have the first-priority, rent-free right to possess and use all of the Equipment as needed in its #9 seam mining operations.
     -Armstrong shall have no obligation to pay rent or use fees for the Equipment.
     -Armstrong shall insure and maintain the Equipment at its cost until possession is delivered to Survant.
     -Armstrong shall pay operating costs.
     -Armstrong shall indemnify Survant for any liabilities and claims related to Armstrong’s use of the Equipment.
     -As Armstrong depletes the #9 seam reserves at Parkway and ceases using particular items of Equipment, the Use Agreement shall terminate as to such items, and possession will be delivered to the Company.